Exhibit 10.1
EXECUTION COPY
STOCK PURCHASE AGREEMENT
by and among
Insight Enterprises, Inc.
Level 3 Communications, Inc.
and
Technology Spectrum, Inc.
dated as of
July 20, 2006

i

(continued)

(continued)

		Page

ARTICLE VII
TERMINATION

Section 7.1	Termination	39
Section 7.2	Effect of Termination	39

ARTICLE VIII
INDEMNIFICATION

Section 8.1	Indemnification; Remedies	40
Section 8.2	Limits on Indemnification	40
Section 8.3	Notice of Claim; Defense	41
Section 8.4	Tax Effect of Indemnification Payments	42
Section 8.5	No Duplication; Exclusive Remedy	43
Section 8.6	Limitation on Set-off	43
Section 8.7	Assumption of Indemnification Obligations	43
Section 8.8	Survival of Covenants; Investigation	43

ARTICLE IX
DEFINITIONS AND INTERPRETATION

Section 9.1	Definitions	43
Section 9.2	Interpretation	52

ARTICLE X
MISCELLANEOUS

Section 10.1	Fees and Expenses	53
Section 10.2	Amendment and Modification	53
Section 10.3	Notices	53
Section 10.4	Counterparts	54
Section 10.5	Entire Agreement; No Third Party Beneficiaries	54
Section 10.6	Severability	54
Section 10.7	Governing Law	54
Section 10.8	Jurisdiction	54
Section 10.9	Extension; Waiver	55
Section 10.10	Assignment	55
Section 10.11	Obligations of Relating to the Company and the Company Subsidiaries	55
Section 10.12	Specific Performance	56

Exhibits

Exhibit A — Transition Services Agreement
Exhibit B — Intellectual Property License Agreement

(continued)

Page

Schedules
Disclosure Schedule

Schedule 4.3(b)

Schedule 4.3(c)

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT, dated as of July 20, 2006, is made and entered into by and among INSIGHT ENTERPRISES, INC., a Delaware corporation (“Buyer”), LEVEL 3 COMMUNICATIONS, INC., a Delaware corporation (“Parent”), and TECHNOLOGY SPECTRUM, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”).
          WHEREAS, Parent indirectly owns all of the issued and outstanding capital stock of Seller and Software Spectrum, Inc., a Delaware corporation (the “Company”);
          WHEREAS, Seller directly owns all of the issued and outstanding capital stock (the “Shares”) of the Company; and
          WHEREAS, the parties desire to enter in to this Agreement pursuant to which, on the terms and subject to the conditions hereof, Seller proposes to sell to Buyer, and Buyer proposes to purchase from Seller, the Shares;
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
          Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, good and valid title to all the Shares, free and clear of all Encumbrances, except for any Encumbrance arising under the Securities Act or any applicable state securities laws, and Buyer shall purchase, acquire and accept the Shares from Seller.
          Section 1.2 Consideration; Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Buyer of the Shares, Buyer shall pay to Seller an aggregate amount in cash equal to the sum of $287,000,000 (the “Purchase Price”), as adjusted upward or downward pursuant to Section 1.3, which shall be paid to Seller at the Closing by wire transfer of immediately available funds in accordance with instructions delivered by Seller to Buyer at least two Business Days prior to the Closing Date. The Purchase Price shall be subject to further adjustment following the Closing pursuant to Section 1.4.
          Section 1.3 Closing Date Purchase Price Adjustment. Not more than five Business Days nor less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer a schedule (the “Estimated Adjustment Schedule”) setting forth Seller’s calculation of its good faith estimate of the Working Capital Assets less the Working Capital Liabilities as of the Closing Date (the “Estimated Closing Date Working Capital Amount”) based on the most recently available unaudited month-end consolidated balance sheet of the Company and the Company Subsidiaries regularly prepared by the Company under the Parent’s basis of presentation. Notwithstanding the foregoing, if the Estimated Closing Date Working Capital

Amount less the Company’s cash and cash equivalents appearing on such most recently available unaudited month-end consolidated balance sheet (the “Non-Cash Estimated Closing Date Working Capital Amount”) exceeds $50,000,000, the Estimated Closing Date Working Capital Amount shall be reduced by the amount that the Non-Cash Estimated Closing Date Working Capital Amount exceeds $50,000,000. If the Non-Cash Estimated Closing Date Working Capital Amount equals or is below $50,000,000, then the Estimated Closing Date Working Capital Amount shall not be reduced. If the Estimated Closing Date Working Capital Amount set forth on the Estimated Adjustment Schedule (i) exceeds zero, the Purchase Price payable to Seller at the Closing shall be increased by an amount equal to such surplus, or (ii) is less than zero, the Purchase Price payable to Seller at the Closing shall be decreased by an amount equal to such deficiency (such upward or downward adjustment pursuant to this Section 1.3 is hereinafter referred to as the “Estimated Adjustment Amount Due”).
          Section 1.4 Post-Closing Purchase Price Adjustment.
               (a) As soon as practicable, but in no event later than forty five days after the Closing Date, Buyer shall deliver to Seller a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date. Such balance sheet shall be accompanied by a schedule (the “Buyer Adjustment Schedule”) setting forth Buyer’s calculation of (i) the Working Capital Assets and the Working Capital Liabilities, in each case as of the Closing Date (the “Proposed Closing Date Working Capital Amount”), and (ii) the amount by which the Purchase Price should be adjusted (A) upward to the extent that the Proposed Closing Date Working Capital Amount is greater than the Estimated Closing Date Working Capital Amount, and (B) downward to the extent that the Proposed Closing Date Working Capital Amount is less than the Estimated Closing Date Working Capital Amount (such proposed upward or downward adjustment is hereinafter referred to as the “Proposed Final Adjustment Amount Due”). For the avoidance of doubt, for purposes of computing the Final Closing Date Working Capital Amount and the Final Adjustment Amount Due, no cap or limitation on the upward or downward adjustment, if any, to the Purchase Price in respect of the Proposed Final Adjustment Amount Due, shall apply. Seller shall cooperate reasonably with Buyer and its Representatives in order to facilitate preparation of the Buyer Adjustment Schedule and determination of the Proposed Final Adjustment Amount Due, and Seller and its representatives shall have the right to perform reasonable procedures necessary to verify accuracy thereof.
               (b) After receipt of the Buyer Adjustment Schedule, Seller may request, and Buyer will provide to Seller and its accountants and other representatives, upon reasonable notice, reasonable access during normal business hours to, or copies of, as Seller or such accountants and other representatives shall reasonably request, the information (including the books and records of the Company and its Subsidiaries), data and work papers used in connection with the preparation of the Buyer Adjustment Schedule and to calculate the Proposed Final Adjustment Amount Due, and will make its and the Company’s and the Company Subsidiaries’ personnel and accountants available to Seller and its accountants and other representative to discuss any such information, data or work papers. Seller shall notify Buyer in writing within twenty days following delivery of the Buyer Adjustment Schedule (the “Dispute Period”) that (i) Seller agrees with the Buyer Adjustment Schedule and the Proposed Final Adjustment Amount Due (an “Approval Notice”) or (ii) Seller disagrees with such calculations, identifying with reasonable detail the items with which Seller disagrees (a “Dispute Notice”).

Upon receipt by Buyer of a Dispute Notice, Buyer and Seller will use good faith efforts during the twenty day period following the date of Buyer’s receipt of a Dispute Notice (the “Resolution Period”) to resolve any differences they may have as to the calculations of the Buyer Adjustment Schedule and/or the Proposed Final Adjustment Amount Due. If Buyer and Seller cannot reach a written agreement during the Resolution Period, within five days thereafter, their disagreements, limited to only those issues still in dispute (“Remaining Disputes”), shall be promptly submitted to the national office of Ernst & Young LLP (the “Independent Accountant”), which firm shall conduct such additional review as is necessary to resolve the specific Remaining Disputes referred to it. Seller and Buyer will cooperate fully with the Independent Accountant to facilitate its resolution of the Remaining Disputes, including by providing the information, data and work papers used by each party (as applicable) to calculate the Proposed Final Adjustment Amount Due and the Remaining Disputes, making its personnel and accountants available to explain any such information, data or work papers and submitting each of their calculations of the Final Closing Date Working Capital Amount and the Final Adjustment Amount Due. Based upon such review and other information, the Independent Accountant shall determine the Final Closing Date Working Capital Amount and the Final Adjustment Amount Due strictly in accordance with the calculation specified in Section 1.3 of the Disclosure Schedule and, to the extent not specified therein, in accordance with GAAP applied on a consistent basis (the “Independent Accountant Determination”). Such determination shall be completed as promptly as practicable but in no event later than thirty days following the submission of the Remaining Disputes to the Independent Accountant and shall be explained in reasonable detail and confirmed by the Independent Accountant in writing to, and shall be final and binding on, Seller and Buyer for purposes of this Section 1.4, except to correct manifest clerical or mathematical errors.
               (c) The fees and disbursements of the Independent Accountant shall be apportioned between Buyer and Seller based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accountant as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accountant.
               (d) On the third Business Day after the earliest of (i) the receipt by Buyer of an Approval Notice, (ii) the expiration of the Dispute Period if Buyer has not received an Approval Notice or a Dispute Notice within such period, (iii) the resolution by Seller and Buyer of all differences regarding the Buyer Adjustment Schedule and the Proposed Final Adjustment Amount Due within the Resolution Period and (iv) if no payment is due under Section 1.4(e), the receipt of the Independent Accountant Determination, Seller or Buyer, as applicable, shall pay to the other any Final Adjustment Amount Due, plus interest calculated from the Closing Date through, but not including, the date of such payment at the Interest Rate, by wire transfer of immediately available funds without set-off or deduction of any kind.
               (e) If, at the end of the Resolution Period, there are Remaining Disputes but the parties agree as to which party is to make the payment under Section 1.4(d), on the third Business Day after the end of the Resolution Period, such party shall pay to the other party the Final Adjustment Amount Due in the lowest amount that has been proposed by one of the parties (such lowest amount, the “Undisputed Adjustment Amount Due”), plus interest calculated from the Closing Date through, but not including, the date of such payment, at the Interest Rate, by wire transfer of immediately available funds without set-off or deduction of any kind. If an Undisputed Adjustment Amount Due becomes payable, on the third Business Day after the receipt of the Independent Accountant Determination, Seller or Buyer, as applicable, shall pay to the other the excess, if any, of the Final Adjustment Amount Due over the Undisputed Adjustment Amount Due, plus interest calculated from the Closing Date through, but not including, the date of such payment at the Interest Rate, by wire transfer of immediately available funds without set-off or deduction of any kind.
     For purposes of this Section 1.4, the following defined terms have the following meanings:
     “Interest Rate” shall mean the rate per annum equal to (1) the LIBOR rate for deposits in U.S. Dollars for the three month-period commencing on the Closing Date, as such LIBOR rate appears on Telerate Page 3750 at approximately 11:00 am, London time, on the Closing Date plus (2) 1.5%; provided, however, that if prior to the date payment is to be made under Section 1.4(d) or 1.4(e), the party making such payment has materially breached its obligations under this Section 1.4 and as a result of such breach, such date of payment has been delayed, the Interest Rate shall instead be 15%.
     “Final Adjustment Amount Due” shall mean, as finally determined in accordance with this Section 1.4, the amount by which the Purchase Price shall be adjusted (A) upward to the extent that the Final Closing Date Working Capital Amount is greater than the Estimated Closing Date Working Capital Amount and (B) downward to the extent that the Final Closing Date Working Capital Amount is less than the Estimated Closing Date Working Capital Amount.
     “Final Closing Date Working Capital Amount” shall mean, as finally determined in accordance with this Section 1.4, the amount of the Working Capital Assets and the Working Capital Liabilities, in each case as of the Closing Date.
ARTICLE II
THE CLOSING
          Section 2.1 The Closing. (a) The sale and transfer of the Shares by Seller to Buyer as contemplated hereby shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071 at 10:00 am (Los Angeles time) on the third Business Day following the satisfaction and/or waiver of all conditions set forth in Article VI (other than those conditions that are to be satisfied at Closing, but subject to the waiver or fulfillment of those conditions), unless another date or place is agreed in writing by each of the parties hereto (the “Closing”).
               (b) At the Closing:
                    (i) Seller shall deliver to Buyer one or more certificates representing all the issued and outstanding Shares, each such certificate to be duly and validly endorsed in favor of Buyer or accompanied by a separate stock power duly and validly executed by the Seller such that the sole legal and beneficial ownership of the Shares are vested in Buyer; and

                    (ii) Buyer shall deliver or cause to be delivered to Seller cash in the amount of the Purchase Price pursuant to Section 1.2.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Except as set forth in the Disclosure Schedule delivered by Seller to Buyer simultaneously with the execution hereof, Seller represents and warrants to Buyer as of the date of this Agreement (or, if made as of a specified date, as of such date) that:
          Section 3.1 Organization. Each of Seller, the Company and the Company Subsidiaries (a) is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of its jurisdiction of organization; (b) has all requisite corporate or other legal entity power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, in each case except for such failures to be so qualified or licensed to do business that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the Closing or perform its obligations under this Agreement. Seller has heretofore delivered or made available to Buyer complete and correct copies of the certificate of incorporation and by-laws or comparable organizational documents of the Company and the Company Subsidiaries as presently in effect.
          Section 3.2 Authorization. Seller has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Closing. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the Closing has been duly authorized by the board of directors of Seller, and no other corporate action on the part of Seller is necessary to authorize the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the Closing.
          Section 3.3 Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery hereof by Buyer, is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity (collectively, “Enforceability Limitations”).
          Section 3.4 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Seller or the Company or of any organizational document of any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or cause the loss of a benefit (including any increase in payments) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or agreement to which Seller, the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or result in the creation of an Encumbrance upon any of the assets or properties of Seller, the Company or any of the Company Subsidiaries, or (d) violate in any respect any federal, state, local or foreign law, regulation, ordinance, rule, ruling, judgment, writ, injunction, order or decree (“Law”) applicable to Seller, the Company or any of their respective Subsidiaries or any of their respective properties or assets, except, in case of each of the foregoing clauses (b), (c) and (d), such filings, permits, authorizations, consents or approvals that the failure to obtain, and such violations, breaches or defaults that, would not reasonably be expected to result in a Company Material Adverse Effect.
          Section 3.5 Ownership and Possession of Shares. Seller is the sole record and beneficial owner of all the Shares free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement, Encumbrances arising under the Securities Act or any applicable state securities laws. Seller is not a party to, or bound by, any agreement creating rights in or to the Shares, and Seller has the power and legal right to sell, assign, transfer and deliver the Shares as contemplated by this Agreement. There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, voting trust agreements, proxies, calls or rights to subscribe of any character relating to such Shares.
          Section 3.6 Capitalization. The issued and outstanding capital stock of the Company consists exclusively of the Shares. All the Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no options, rights or agreements to which any of Seller, the Company or any of their respective Subsidiaries is a party or by which any of them is bound obligating any of them (a) to issue, deliver or sell, or refrain from issuing, delivering or selling, any shares of capital stock or other equity or ownership interest of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement, (b) to repurchase, redeem or otherwise acquire, or to refrain from repurchasing, redeeming or otherwise acquiring, any shares of capital stock or other equity or ownership interest of the Company or any Company Subsidiary, or to grant, extend or enter into any such option, right or agreement, or (c) to vote, or to refrain from voting, any shares of capital stock or other equity or ownership interest of the Company or any Company Subsidiary.
          Section 3.7 Subsidiaries and Affiliates. Section 3.7 of the Disclosure Schedule lists all of the Company Subsidiaries, their jurisdictions of incorporation and the ownership interests of the Company. All the outstanding capital stock and other equity or ownership interests of each Company Subsidiary is owned directly by the Company or a Company Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances), and is duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any capital stock or other equity or ownership interests, or has any obligations to acquire any capital stock or other ownership interest, in any corporation, partnership, joint venture or other Person that is not a Company Subsidiary.
          Section 3.8 Financial Statements. True and complete copies of the Financial Statements are included in Section 3.8 of the Disclosure Schedule. The Audited Financial Statements have been audited by KPMG LLP and have been prepared in accordance with GAAP applied on a consistent basis (except as stated in the notes thereto) and fairly present, in all material respects, the combined financial position and the combined results of operations and cash flows for the Company and the Company Subsidiaries as of the dates and for the periods referred to therein. The Unaudited Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with the manner in which GAAP is applied in connection with the preparation of the financial statements of Parent and fairly present, in all material respects, the combined financial position and the combined results of operations and cash flows for the Company and the Company Subsidiaries as of the dates and for the periods referred to therein, subject only to year end adjustments which are not material and the absence of footnotes. The Company and the Company Subsidiaries maintain internal accounting controls designed to provide reasonable assurances that (a) transactions by the Company and the Company Subsidiaries are executed in accordance with management’s general or specific authorizations, (b) transactions by the Company and the Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (c) the recorded accountability for assets of the Company and the Company Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There have been no instances of fraud that occurred during any period covered by the Financial Statements or subsequent to the Balance Sheet Date involving the management of Seller, the Company or any Company Subsidiary or any other employees of Seller, the Company or any Company Subsidiary who have a significant role in the Company’s and Company Subsidiary’s internal control over financial reporting.
          Section 3.9 Absence of Certain Changes. Since the Balance Sheet Date, (a) no event, change or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect has occurred and (b) none of Seller, the Company, any Company Subsidiary or their Affiliates has taken any action or omitted to take any action of the type described in Sections 5.1(f), (g), (h), (i), (k), (l), (o), (p) or (q) hereof, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 5.1.
          Section 3.10 Property and Assets. (a) Neither the Company nor any Company Subsidiary owns any real property or holds any option to acquire any real property. Section 3.10(a) of the Disclosure Schedule sets forth a true, correct and complete list of all real property leased by the Company or any Company Subsidiary (the “Leased Properties”). To the Knowledge of Seller, there are no defects in the buildings, improvements and structures located on the Leased Properties which would impair the conduct of the business by Buyer immediately following the Closing. All material tangible assets other than the Leased Properties leased by the Company or any of the Company Subsidiaries are in operating condition for the uses to which they are presently being put, subject to ordinary wear and tear and ordinary maintenance requirements.
               (b) No Person, other than the Company or any Company Subsidiary, has any right to occupy or possess any portion of the Leased Properties.
          Section 3.11 Leases. (a) The leases relating to the Leased Properties (the “Real Property Leases”) are in full force and effect, and neither the Company nor any of the Company Subsidiaries has Knowledge of or has received any written notice of any default, or condition which with the passage of time would constitute a material default under the Real Property Leases, except such defaults as would not reasonably be expected to result in a Company Material Adverse Effect.
               (b) True, correct and complete copies of the Real Property Leases have been made available to Buyer prior to the date hereof and such Real Property Leases have not been amended, modified or supplemented in any material respect, or restated, since that date.
          Section 3.12 Contracts and Commitments. (a) Section 3.12 of the Disclosure Schedule sets forth, as of the date hereof, a complete list of every binding contract, agreement, loan, license, guarantee or commitment to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective assets or properties are bound and that (i) is with a Major Customer or a Major Vendor; (ii) is a collective bargaining, works council agreement or similar labor-related agreement or arrangement; (iii) contains any non-competition or similar restrictions or contains any exclusivity provision that materially restricts the ability of the Company to engage in any business or operate in any geographic area; (iv) is a contract or license related to Licensed Intellectual Property Rights or Company Intellectual Property Rights; (v) provides for Indebtedness of the Company or any Company Subsidiary; or (vi) provides for any guaranty, excluding endorsements or guaranties of instruments made in the ordinary course of business, including in connection with the deposit of items for collection and statutory warranties.
               (b) Without duplication of the provisions of Section 3.12(c), there is not, and there has not been claimed or alleged in writing by any Person, with respect to any Material Contract or contracts other than Material Contracts, a default thereof by the Company or any Company Subsidiary which, in the aggregate, would be material to the Company and the Company Subsidiaries (taken as a whole), any default or event that, with notice or lapse of time or both, would constitute such a default on the part of the Company or any Company Subsidiary or, to the Knowledge of Seller, on the part of any other party thereto.
               (c) Without duplication of the provisions of Section 3.12(b), with respect to the Specified Contracts: (i) (A) all representations and certifications executed, acknowledged or set forth in or otherwise material to the Specified Contracts were complete and correct in all material respects as of their effective date, and the Company and the Company Subsidiaries have made a good faith effort to comply in all material respects with all such representations and certifications and (B) no termination for convenience, termination for default, cure notice or show cause notice is in effect as of the date hereof pertaining to any of the Specified Contracts; (ii) neither the Company nor any Company Subsidiary nor, to the Seller’s Knowledge, any of their respective key management personnel or officers is (or during the last three years has been) under audit by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any of the Specified Contracts (other than routine audits) and during the last three years, neither the Company nor any Company Subsidiary has conducted or initiated any internal investigation or made a voluntary disclosure to the United States Government, with respect to any material alleged irregularity, misstatement or omission arising under or relating to any of the Specified Contracts; (iii) there exist (A) no outstanding material claims against the Company or any of the Company Subsidiaries, either by any Governmental Entity, or by any prime contractor, subcontractor or vendor, arising under or relating to the Specified Contract and (B) no material disputes between the Company or any Company Subsidiary and any Governmental Entity under the Contract Disputes Act, as amended, or any other federal or state statute or between Company or any of the Company Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to the Specified Contract; and (iv) neither the Company nor any of the Company Subsidiaries nor, to the Seller’s Knowledge, any of their respective key management personnel or officers has been suspended or debarred from doing business with the United States Government or any other Governmental Entity or is, or at any time has been, the subject of a finding of nonresponsibility or ineligibility for United States Government or other Governmental Entity contracting.
          Section 3.13 Insurance. Section 3.13(a) of the Disclosure Schedule lists all insurance policies maintained by or for the Company or any Company Subsidiary in effect as of the date hereof that provide coverage with respect to the business or assets of the Company or any of the Company Subsidiaries (the “Insurance Policies”). Correct and complete copies of such Insurance Policies can be made available to Buyer upon request. Section 3.13(b) of the Disclosure Schedule lists all outstanding material insurance claims with respect to the Company and the Company Subsidiaries (other than employee benefits related claims) as of the date hereof.
          Section 3.14 Litigation. There are no actions, suits or proceedings or legal, administrative or arbitration proceedings or, to the Knowledge of Seller, investigations pending or, to the Knowledge of Seller, threatened against or naming as a party the Company or the Company Subsidiaries or any of their properties, assets or business or any of their officers, directors or employees (in their capacities as such for the Company or the Company Subsidiaries) before any Governmental Entity that, if adversely determined against the Company or the Company Subsidiaries, would reasonably be expected to result in a Company Material Adverse Effect. There are no material outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or the Company Subsidiaries. There is no material litigation initiated by the Company or the Company Subsidiaries pending against any Person. There are no actions, suits, charges or claims, or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Seller, threatened against any of the present or former directors, officers or employees (in their capacities as such for the Company or the Company Subsidiaries), in each case where the Company or any Company Subsidiary has received written notice of an indemnification or contribution obligation on the part of the Company or such Company Subsidiary.
          Section 3.15 Environmental Matters. The Company and each Company Subsidiary is in compliance with all applicable Environmental Laws except for any noncompliance of such Environmental Laws as would not reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notice or communication that alleges that the Company or a Company Subsidiary is in material violation of any applicable Environmental Law; there is no Environmental Claim pending or, to the Knowledge of Seller, threatened against the Company or any Company Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except any such Environmental Claim that would not reasonably be expected to result in a Company Material Adverse Effect; and, to the Knowledge of Seller, there are no past or present material actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could reasonably be expected to form the basis of any material Environmental Claim against the Company, any Company Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, or otherwise result in any material costs or liabilities under applicable Environmental Law. The Company has provided or made available to Buyer all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company or any Company Subsidiary, or the material compliance (or noncompliance) by the Company or any Company Subsidiary with any applicable Environmental Laws.
          Section 3.16 Compliance with Laws. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Entity that are necessary for it to carry on its business as it is now being conducted and, to Seller’s Knowledge, no suspension or cancellation of any of the foregoing is pending or threatened. Neither the Company nor any of the Company Subsidiaries is in violation of any applicable Law, nor have the Company or any of the Company Subsidiaries received written, or to Seller’s Knowledge, oral notice, charge, claim or assertion alleging any violations of any applicable Law, except in each case any such violations that would not reasonably be expected to result in a Company Material Adverse Effect.
          Section 3.17 Employee Benefit Plans. (a) Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans which the Company, any Company Subsidiary or any of their ERISA Affiliates maintain or make contributions for the benefit of the current or former employees of the Company or of any Company Subsidiary (together, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any other employee benefit plan, scheme or arrangement, including, without limitation, any stock option, restricted stock and other equity plans and all severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA and whether foreign or U.S., whether formal or informal, oral or written; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company. Section 3.17(a) of the Disclosure Schedule sets forth a complete and accurate list of any severance or change of control arrangements which will be triggered by the transactions contemplated by this Agreement. There are no severance or change of control arrangements under which the Company or any of the Company Subsidiaries have any obligations or would be liable for any payments.

               (b) Seller has made available to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents and amendments thereto, (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, that is sponsored solely for the benefit of the current and former employees of the Company and the Company Subsidiaries, and their related dependents, (v) all material correspondence to or from any governmental agency relating to any Company Employee Plan, (vi) forms of COBRA notices, (vii) all discrimination tests for each Company Employee Plan for the most recent plan year, and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
               (c) All obligations required to be performed by the Company and/or Company Subsidiary under each Company Employee Plan have been satisfied, and there has not been a default or violation of the terms of any such plan that would reasonably be expected to result in a Company Material Adverse Effect. Each Company Employee Plan has been established and maintained in all respects in accordance with its terms and in compliance with applicable Law, statutes, orders, rules and regulations, including ERISA and the Code, except in each case any such violations that would not reasonably be expected to result in a Company Material Adverse Effect. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has been amended in accordance with applicable Law and has obtained a current favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or remains within the remedial amendment period for obtaining such letter. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that would reasonably be expected to result in a Company Material Adverse Effect.
               (d) There are no actions, suits or claims pending, or to Seller’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against or relating to any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, the Company, any of its Subsidiaries or any ERISA Affiliate other than any liability relating to the payment or satisfaction of all benefits and obligations accrued prior to the date of any such amendment, termination or discontinuance.
               (e) There are no audits, inquiries or proceedings pending, or to Seller’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, Company Subsidiary nor any ERISA Affiliate has any liability for any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

               (f) The Company and each Company Subsidiary have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
               (g) None of the Company Employee Plans is a pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. With respect to any such pension plan that is sponsored by, or to which contributions are required of, any ERISA Affiliate, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived. None of the Company, the Company Subsidiaries or any ERISA Affiliate has any outstanding liability under Section 4062 or 4063 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.
               (h) None of the Company Employee Plans is a multiemployer plan (as described in Section 3(37) of ERISA). None of the Company, any Company Subsidiary or any ERISA Affiliate has incurred any liability due to a complete or partial withdrawal from any multiemployer plan or due to the termination or reorganization of any multiemployer plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, any Company Subsidiary or any ERISA Affiliate.
               (i) No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by Section 4980B of the Code or other applicable statute.
               (j) Neither the Company nor any Company Subsidiary has made any payments in the current taxable year, is obligated to make any payments, or is a party to any agreement that contemplates the making of any payments that will not be deductible under Code Section 280G.
               (k) Each nonqualified deferred compensation plan to which the Company or any Company Subsidiary is a party has been operated in accordance with the applicable requirements of paragraphs (2), (3) and (4) of Section 409A(a) of the Code, including proposed regulations and notices issued by the IRS.
               (l) Neither the Company nor any Company Subsidiary has any obligation to reimburse any employee with respect to any penalty tax on the employee imposed by Section 409A of the Code or the excise tax imposed by Section 4999 of the Code.
               (m) Neither the Company nor any Company Subsidiary has any liability, including for the funding of the acquisition of stock, or payments of costs to the trustee under Parent’s United Kingdom Trust Deed and Rules Stock Incentive Plan.
          Section 3.18 Tax Matters. (a) The Company and each Company Subsidiary and any consolidated, combined, unitary or aggregate group for Tax purposes of which the

Company or any Company Subsidiary is or has been a member: (i) have timely filed (or there have been filed on their behalf) with appropriate Tax Authorities all Tax Returns required to be filed by them, in the manner provided by Law, which Tax Returns are true, complete and correct; and (ii) have timely paid all Taxes shown as due on any such Tax Return.
               (b) Seller has delivered or made available to Buyer complete and accurate copies of U.S. federal, state, local and foreign Tax Returns (other than consolidated income Tax Returns and examination reports) of each of the Company and the Company Subsidiaries and their predecessors for each taxable year ending on or prior to December 31, 2004, including the Seller’ consolidated income Tax Returns for such taxable years, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and the Company Subsidiaries or any predecessors since December 31, 2001.
               (c) No U.S. federal, state, local or non-U.S. audits, examinations, investigations or other administrative proceedings (such audits, examinations, investigations and other administrative proceedings referred to collectively as “Audits”) or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of the Company or any Company Subsidiary. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary.
               (d) No adjustment relating to the Tax Returns described in paragraph (a) above has been proposed, asserted, or assessed in writing by any Tax Authority (including, without limitation, any proposed assessments or reassessments of any property owned by the Company or any Company Subsidiaries). None of Seller, the Company nor any Company Subsidiary has received notice of any claim made by a Tax Authority in a jurisdiction where neither the Company nor any Company Subsidiary files a Tax Return, which states that the Company or any Company Subsidiary is subject to Tax by that jurisdiction.
               (e) There are no Encumbrances for unpaid Taxes upon any property or assets of the Company or any Company Subsidiary, except for Encumbrances for Taxes not yet due.
               (f) The Company and the Company Subsidiaries have no liability for the Taxes of any Person other than the Company and the Company Subsidiaries, including, without limitation, (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by contract. The Company has not entered into a gain recognition agreement under Section 367 of the Code that will continue in effect after the Closing.
               (g) Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing, Tax indemnity or other agreement or arrangement with any Person.
               (h) Neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) with the acquisition of Shares pursuant to this Agreement.
               (i) The Company and each of the Company Subsidiaries have properly paid and/or withheld all Taxes and established systems and processes to ensure the same (including, without limitation, all sales and use Taxes and any amounts required to be paid and/or withheld under the Federal Insurance Contributions Act, the Federal Unemployment Tax Act, and the Laws of any applicable jurisdiction governing the withholding of Taxes from wages and any other remuneration), and filed all Tax Returns related thereto, required by the Code and the Treasury Regulations promulgated thereunder and other applicable Tax Laws (including, without limitation, with respect to all persons who currently are, or any time in the past were, employees of, or independent contractors with respect to, either the Company or any of the Company Subsidiaries for purposes of the Code).
               (j) Neither the Company nor any Company Subsidiary has entered into any transaction (i) that is subject to the reporting requirements of Treasury Regulations Sections 1.6011-4, (ii) that is required to be registered as a “tax shelter” under Section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) for which a list is required to be maintained under Section 6112 of the Code and Treasury Regulations promulgated thereunder.
               (k) Neither the Company nor any of the Company Subsidiaries (i) has consented at any time to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of any of the Company and the Company Subsidiaries; (ii) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (iv) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.
               (l) Section 3.18 of the Disclosure Schedule sets forth all jurisdictions in which the Company or any Company Subsidiaries is a resident and in which it has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention.
               (m) All transactions between each Company or any Company Subsidiary, on the one hand, and any non-resident person with whom it was not dealing at arm’s length, on the other (including the Company and any Company Subsidiary), were conducted at arm’s length prices as defined in Section 482 of the Code and the related regulations (and any similar or corresponding provision of foreign law) and the Company and the Company Subsidiaries have made or obtained records or documents supporting these prices sufficient to meet the requirements of Section 6662 of the Code and the regulations thereunder (and any similar or corresponding provision of foreign law). No governmental authority responsible for Taxes has ever proposed an adjustment with respect to any such transaction described in the preceding sentence that will have continuing effect after the Closing.

               (n) Neither the Company nor any Company Subsidiary owns stock of any corporation that was classified as a “passive foreign investment company” as defined in Code section 1297 for any taxable year of such corporation ending prior to the Closing Date, except for stock of a corporation that is a “controlled foreign corporation” as defined in Code section 957(a) with respect to which the Company or such Company Subsidiary is a “United States shareholder” as defined in Code section 941(b).
          Section 3.19 Intellectual Property and Technology. (a) Definitions. In addition to the terms defined elsewhere herein, the following terms shall have the respective meanings below:
                    (i) “Company Business” means, with respect to the Company and the Company Subsidiaries, their respective businesses as currently conducted.
                    (ii) “Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company or a Company Subsidiary.
                    (iii) “Intellectual Property Rights” means the following rights in or arising out of Technology in any jurisdiction: (1) rights in or arising out of Works of Authorship, including without limitation rights granted under any copyright act (“Copyrights”); (2) rights in or arising out of Inventions, including without limitation rights granted under any patent act (“Patent Rights”); (3) rights in or arising out of Trademarks, including without limitation rights granted under the Lanham Act or any trademark act (“Trademark Rights”); (4) rights in or arising out of Confidential Information, including without limitation rights granted under the Uniform Trade Secrets Act or any other trade secrets act (“Trade Secret Rights”); and (5) rights in or arising out of domain names (“Domain Name Rights”).
                    (iv) “Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority in any jurisdiction.
                    (v) “Technology” means: (1) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, and sound recordings (“Works of Authorship”); (2) inventions and discoveries, including without limitation articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (3) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including without limitation logos, product designs, and product features (“Trademarks”); and (4) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, user data, ideas, designs, formulas, know how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).
               (b) Ownership. (i) The Company or a Company Subsidiary is the owner of all right, title and interest in and to the Company Intellectual Property Rights free and clear of any Encumbrances, (ii) since January 1, 2004 neither the Company nor any Company Subsidiary has received any written notice of claims challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights, and (iii) to the Seller’s Knowledge, all registrations of the Company Intellectual Property Rights are subsisting, valid and enforceable and there are no facts or circumstances that could impair the existence, validity or enforceability of any registrations of Company Intellectual Property Rights. Neither the Company nor any Company Subsidiary is obligated to transfer any material Company Intellectual Property Rights to a third party.
               (c) Confidential Information. The Company and the Company Subsidiaries take reasonable steps to maintain the confidentiality of their respective Confidential Information.
               (d) Company Registered Intellectual Property Rights. Section 3.19(d) of the Disclosure Schedule: (i) lists all Registered Intellectual Property Rights owned by, filed in the name of, applied for by, or subject to an obligation of assignment to the Company or a Company Subsidiary (“Company Registered Intellectual Property Rights”) and (ii) identifies all third party joint owners and co-applicants that share rights to the Company Registered Intellectual Property Rights with the Company or a Company Subsidiary. Other than the domain names, which Parent and Seller will use reasonable best efforts to transfer to the Company on or prior to Closing, the Company or a Company Subsidiary is the sole and beneficial owner of the Company Registered Intellectual Property Rights.
               (e) Licensed Intellectual Property Rights. Section 3.19(e) of the Disclosure Schedule lists all (i) licenses (including sublicense) under any Company Intellectual Property Rights granted by the Company or a Company Subsidiary to third parties; and (ii) licenses to Intellectual Property Rights granted to the Company by third parties (“Licensed Intellectual Property Rights”), including open source software, copy left and community source code used in, incorporated into, integrated or bundled with, or integrated in any current Company owned Technology, or any Company owned Technology under development, and other than agreements for (x) licensing Copyrights, Trademark Rights and Domain Name Rights in connection with insertion orders or comparable advertising or marketing agreements granted to the Company or a Company Subsidiary in the ordinary course of business and (y) licensing software on nondiscriminatory terms and having an aggregate value of less than $25,000, commercially available software, off-the-shelf software, shrink wrap software and click-through software. To Seller’s Knowledge, there are no material breaches by the Company or any Company Subsidiary of the agreements relating to the Licensed Intellectual Property Rights, and neither the Company nor any Company Subsidiary has received any written, or to Seller’s Knowledge, oral notice of claims challenging any of Licensed Intellectual Property Rights.
               (f) Infringement. To the Seller’s Knowledge, (i) the conduct of the Company Business does not infringe, misappropriate, or otherwise violate the Intellectual

Property Rights of a third party, (ii) neither the Company nor a Company Subsidiary has received written notice of a claim that the conduct of the Company Business infringes, misappropriates, or otherwise violates the Intellectual Property Rights of a third party, and (iii) there is no infringement, misappropriation, or violation of any Company Intellectual Property Rights.
          Section 3.20 Labor and Employment Matters.
                    (a) Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee (listed by country) (including part time employees and temporary employees) as of May 16, 2006: name; employer; job title; place of work; date of employment; and current base salary or wage rate and regular rate of pay for overtime purposes (the “Employee List”).
                    (b) The Company and the Company Subsidiaries are not and, to Seller’s Knowledge, have not, engaged in any material unfair labor practice as defined in the National Labor Relations Act or any similar unlawful or unfair practices act that would reasonably be expected to violate in any material respects any foreign, state or local Law comparable or similar to the National Labor Relations Act.
                    (c) No labor union, labor organization, trade union, works council, or group of employees of the Company or the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Seller’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. To Seller’s Knowledge, there are no labor union organizing activities with respect to any employees of the Company or the Company Subsidiaries. There are no pending or, to Seller’s Knowledge, threatened arbitrations, grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages or similar disputes of any kind against or affecting the Company or the Company Subsidiaries which, if individually or collectively resolved against the Company or any Company Subsidiary, as the case may be, would reasonably be expected to result in a Company Material Adverse Effect.
                    (d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are and have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, affirmative action, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee consultation, privacy, data protection, severance, redundancy, employee classification (including, without limitation, the Fair Labor Standards Act), independent contractors and consultants, loans, or advances to employees, consultants or independent contractors, wage withholding, employee leave or time-off issues and unemployment insurance, and there is not currently pending against the Company or any of the Company Subsidiaries any material complaint, action or other proceeding respecting any of the foregoing by any employee or Governmental Entity.

               (e) The Company and the Company Subsidiaries are not delinquent with respect to any material payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of the Company Subsidiaries is a party to, or otherwise bound by, any order or determination issued by any Governmental Entity relating to employees or employment practices.
               (f) All material personnel policies, rules and procedures applicable to employees of the Company or any of the Company Subsidiaries are in writing. True and complete copies of all written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company or any of the Company Subsidiaries have heretofore been made available to Buyer.
               (g) Section 3.20(g) of the Disclosure Schedule sets forth a true and correct list of all employment agreements or severance agreements with current or former officers or employees to which the Company or any Company Subsidiary is a party or is bound.
               (h) Neither the Company nor any of the Company Subsidiaries is currently engaged in, or is planning to engage in, any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 3.20(h) of the Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) or similar loss of employment as defined under any foreign, state or local law at any site of employment or facility of the Company or any of the Company Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.20(h) of the Disclosure Schedule shall be updated three Business Days prior to the Closing with respect to the 90-day period prior to the Closing.
               (i) To Seller’s Knowledge, no employee of the Company or the Company Subsidiaries is in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement or restrictive covenant to a former employer of any such employee relating to the right of any such employee to be employed by the Company or the Company Subsidiaries.
               (j) The Company and each Company Subsidiary will consult with employees in respect of the transactions contemplated by this Agreement as required by local Laws in co-operation with Buyer, during the period between the date of this Agreement and the Closing.
          Section 3.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person acting on behalf of Seller, the Company, any Company Subsidiary or any Affiliate thereof or under the authority of any of the foregoing is or will be entitled to any brokers’ or finder’s fee or other commission or similar fee with respect to which the Buyer or any of its Affiliates (including the Company and the Company Subsidiaries from and after Closing) will be liable in connection with the transactions contemplated by this Agreement.

          Section 3.22 Certain Business Relationships with the Company. Neither Seller, Parent, any controlled Affiliate of Parent (other than the Company or any Company Subsidiary), nor, to the Knowledge of Seller, the Company or Company Subsidiaries’ directors or officers, or any other Affiliate of Parent, on the one hand, and any of the Company or any Company Subsidiary, on the other hand, are party to any material contract or agreement of the Company or the Company Subsidiaries.
          Section 3.23 Absence of Undisclosed Liabilities. Except for liabilities which have been or are incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereunder, none of the Company or any of the Company Subsidiaries has any material liability of a kind required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries which was not reflected or reserved against in the most recent unaudited balance sheet included in the Unaudited Financial Statements.
          Section 3.24 Assets of the Company and the Company Subsidiaries. The assets, properties and rights of each of the Company and the Company Subsidiaries constitute all of the assets, properties and rights which are necessary for the operation of their respective businesses as currently conducted, including MediaPlane and Mobility Manager. There are no material assets, properties or rights of any kind or nature that either of the Company or any of the Company Subsidiaries has been using, holding or operating in their respective businesses prior to the Closing that will not be used, held or owned by each of the Company or the Company Subsidiaries immediately following the Closing, including MediaPlane and Mobility Manager.
          Section 3.25 Customers and Suppliers. Section 3.25 of the Disclosure Schedule lists, (a) by revenue generated to the Company and the Company Subsidiaries during fiscal year 2005, the 20 largest customers of the Company and the Company Subsidiaries (the “Major Customers”), and (b) by consolidated gross profit, including estimated supplier rebates, each of the Company’s vendors, suppliers and publishers, the sale of whose product constituted more than 5% of the Company’s consolidated gross profit, including estimated supplier rebates, during fiscal year 2005 (the “Major Vendors”). As of the date hereof, none of the Company or any of the Company Subsidiaries has received any written, or, to Seller’s Knowledge, oral notice from any Major Customer or Major Vendor that it has ceased, or will cease, to use or has substantially reduced or will substantially reduce its use of the products, equipment, goods or services of the Company or any Company Subsidiary, or has ceased, or will cease to, or has substantially reduced or will substantially reduce its supply to the Company or any Company Subsidiary, or has terminated or will terminate its agreement with the Company or any Company Subsidiary.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller as of the date of this Agreement that:
          Section 4.1 Organization. Buyer (a) is a corporation duly organized, validly existing and, in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (c) is duly qualified or licensed to do business in every jurisdiction in which such qualification is required, in each case except for such failures that would not, individually or in the aggregate, either (i) have a material adverse effect on the ability of Buyer to consummate the Closing or perform its obligations under this Agreement or (ii) impede or delay the consummation of the Closing in any material respect.
          Section 4.2 Authorization; Validity of Agreement. Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Closing. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the Closing have been duly approved by the board of directors of Buyer, and no other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the Closing. This Agreement has been duly executed and delivered by Buyer, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms subject to the Enforceability Limitations.
          Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the Closing will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws or similar organizational document of Buyer, (b) except as set forth on Schedule 4.3(b) hereto, require any notice to, filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth on Schedule 4.3(c) hereto, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or cause the loss of the benefit under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or result in the creation of an Encumbrance upon any of the assets or properties of Buyer or any of its Subsidiaries, or (d) violate any Law applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets, except, in case of each of the foregoing clauses (b), (c) and (d), such filings, permits, authorizations, consents or approvals that the failure to obtain, and such violations, breaches or defaults that, would not, individually or in the aggregate, either (i) have a material adverse effect on the ability of Buyer to consummate the Closing or perform its obligations under this Agreement or (ii) impede or delay the consummation of the Closing in any material respect.
          Section 4.4 Acquisition of Shares for Investment; Ability to Evaluate and Bear Risk.
                    (a) Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any “distribution” as such term is used in the Securities Act of 1933, as amended (the “Securities Act”), nor with any present intention of distributing or selling the Shares.

                    (b) Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in Shares.
                    (c) Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities laws and may not be transferred unless subsequently registered thereunder or pursuant to a valid exemption from registration.
                    (d) Buyer is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
          Section 4.5 Availability of Funds. Buyer has obtained a written financing commitment from a financial institution for a portion of the Purchase Price (the “Commitment Letter”), which, together with Buyer’s cash on hand, constitutes sufficient funds to pay the Purchase Price and to make other necessary payments by Buyer in connection with the transactions contemplated hereby and to pay all related fees and expenses. Buyer will have available to it on the Closing Date sufficient funds to pay such amounts. Buyer has delivered to Seller true, correct and complete copies of the Commitment Letter. The Commitment Letter is valid and in full force and effect, and Buyer is not in default of any of its obligations thereunder.
          Section 4.6 Acknowledgment by Buyer. Buyer acknowledges that neither Seller nor any of its Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the Company or any Company Subsidiary, except as and only to the extent expressly set forth herein with respect to the representations and warranties contained in Article III of this Agreement and subject to the limitations and restrictions contained in this Agreement.
          Section 4.7 Brokers or Finders. Other than MartinWolf Securities LLC, the fees and expenses of which are to be paid solely by Buyer, neither Buyer nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement for which Seller or any of its Affiliates are or may be responsible.
ARTICLE V
COVENANTS
          Section 5.1 Interim Operations of the Company. Except as expressly contemplated by this Agreement or as may be reasonably necessary for the consummation of the transactions contemplated by the Transition Services Agreement, except as required by applicable Law, except as set forth in the Disclosure Schedule, and except as may be consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), after the date hereof and prior to the Closing Date:
                    (a) the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course in a manner consistent with past practice;

                    (b) Seller will use, and will cause each of the Company and the Company Subsidiaries to use, their reasonable efforts to preserve the business organization of the Company and the Company Subsidiaries intact, to preserve the goodwill of suppliers, customers, independent contractors and others with whom business relationships exist and to keep available the services of the present executive officers, employees and consultants of each of the Company and the Company Subsidiaries;
                    (c) (i) neither the Company nor any Company Subsidiary shall amend its certificate of incorporation or by-laws or similar organizational documents and (ii) neither the Company nor any Company Subsidiary shall (A) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or other equity or ownership interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or other equity or ownership interests, (B) except for any cash dividend or distribution, declare, set aside or pay any dividend or any other distribution payable in stock or other equity or ownership interests, or property with respect to any shares of any class or series of its capital stock or other equity or ownership interests, (C) split, combine or reclassify any shares of any class or series of its stock or other equity or ownership interests, or (D) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock or other equity or ownership interests, or any instrument or security which consists of or includes a right to acquire such shares or other equity or ownership interests;
                    (d) except as may be required by applicable Law or under any existing Company Employee Plan, arrangement, practice or other agreement or policy maintained by the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary shall (i) increase the compensation or benefits payable or to become payable to or grant any bonus, salary increase, severance pay or retention pay to any of the Company or Company Subsidiaries’ officers, directors, employees, agents or consultants; (ii) (A) enter into or amend or alter the terms of any Company Employee Plan or any collective bargaining agreement or similar agreement with any labor union, works council or similar organization representing employees or the Company or any Company Subsidiary, (B) hire any employee, agent or consultant on terms providing for annual base compensation thereto in excess of $100,000, or (C) amend any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to Company Employee Plan or otherwise (other than (1) general increases in compensation or benefits to employees other than officers or directors that are made in the ordinary course of business consistent with past practices; (2) employee advances in the ordinary course of business consistent with past practices; (3) new hires for non management positions for the purposes of the business of the Company and the Company Subsidiaries; (4) new placements of consultants for the purposes of the business of the Company and the Company Subsidiaries; (5) as required under any existing agreement with the Company or any of the Company Subsidiaries or (6) as permitted in clause 5.1(i) below); or (iii) discharge any executive officer of the Company or Company Subsidiaries without cause, or engage in any employee layoffs, plant closures or reductions in force without first providing notices and complying with any other applicable requirements of the WARN Act or any similar applicable Law;

                    (e) neither the Company nor any Company Subsidiary shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other corporate reorganization of the Company or any Company Subsidiary;
                    (f) neither the Company nor any Company Subsidiary shall change any of the accounting methods used by it unless required by GAAP or applicable Law;
                    (g) the Company and the Company Subsidiaries shall not become legally committed to any new capital expenditure requiring expenditures in excess of $25,000, except as consistent with the consolidated capital expenditure budget of the Company, a copy of which is included in Section 5.1(g) of the Disclosure Schedule;
                    (h) the Company and the Company Subsidiaries shall not transfer, sell, lease, license, mortgage or create an Encumbrance (other than a Permitted Encumbrance) upon any of their respective material assets or properties or license, sell, transfer, pledge, modify, disclose, dispose of or permit to lapse any right under or respecting, or enter into any settlement (other than in the ordinary course of business consistent with past practices) regarding the breach or infringement of, any Company Intellectual Property Rights owned by the Company or any Company Subsidiary;
                    (i) the Company and the Company Subsidiaries shall not make any loans or advances to any Person other than the extension of credit to customers, loans to Affiliates and advances to directors, officers and employees for travel, lodging, entertainment and relocation expenses, in each case in the ordinary course of business consistent with past practice;
                    (j) none of the Company or the Company Subsidiaries will incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any material Indebtedness or other liability, including purchase money indebtedness, except trade or business obligations incurred in the ordinary course of business consistent with past practice;
                    (k) none of the Company or the Company Subsidiaries will merge or consolidate with, purchase all or any substantial part of the assets of, or otherwise acquire any Person;
                    (l) none of the Company or the Company Subsidiaries will (i) modify in any material respect, amend in any material respect or terminate any of its Material Contracts, or (ii) waive, release or assign any rights or claims, other than (in the case of clauses (i) and (ii)) such modifications, amendments, terminations, exercises, actions, waivers, releases or assignments as are in the ordinary course of business consistent with past practice;
                    (m) none of the Company or the Company Subsidiaries will enter into any contract that: (i) would have been a Material Contract with a Major Vendor (other than contracts relating to the marketing and sale of goods and services entered into in the ordinary course of business); (ii) has a term greater than one year and cannot by its terms be terminated without penalty on less than ninety days notice; (iii) grants exclusivity in favor of another Person; or (iv) imposes a minimum buying commitment that is not passed through to customers;

                    (n) commence, join, make an appeal with respect to or settle any action, claim, lawsuit, arbitration or other proceeding before any court or Governmental Entity in any jurisdiction other than in the ordinary course of business and consistent with past practice;
                    (o) none of the Company or the Company Subsidiaries will pay, discharge or satisfy any material claims or liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims or liabilities which (i) are reflected or reserved against in the Financial Statements or incurred thereafter in the ordinary course of business consistent with past practice, or (ii) are paid, discharged or satisfied as required under this Agreement;
                    (p) neither the Company nor any Company Subsidiary shall (i) adopt or change any method of Tax accounting, (ii) make or revoke any election related to Taxes, (iii) settle or compromise any Audit or court proceeding related to Taxes, in each case which could affect the Tax liability of the Company or any Company Subsidiary for any Post-Closing Tax Period or (iv) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; and
                    (q) neither the Company nor any of the Company Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing.
          Section 5.2 Access; Confidentiality. (a) Seller shall cause the Company prior to the Closing to (i) give Buyer and its authorized representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, Tax Returns, personnel, representatives, officers and other facilities and properties of the Company and Company Subsidiaries, (ii) permit Buyer to make such copies and inspections thereof, upon advance notice and during regular business hours, as Buyer may reasonably request and (iii) cause the officers of the Company and Company Subsidiaries to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company that Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at Buyer’s expense, at a reasonable time, under the supervision of Seller’ or the Company’s personnel and in such a manner as to not unreasonably interfere with the normal operations of the business of Seller or the Company.
                    (b) Buyer hereby acknowledges that any information provided or made available to it by or on behalf of Seller, the Company or any Company Subsidiary pursuant to this Section 5.2 shall be deemed “Evaluation Material” within the meaning of the Confidentiality Agreement and shall be treated as confidential by Buyer, and Buyer shall cause its Affiliates, accountants and other representatives to whom such information is provided or made available to treat it as confidential, in accordance with the Confidentiality Agreement.
                    (c) From and after the Closing, Parent, Seller and their controlled Affiliates shall not disclose, furnish or make available to any Person (other than the directors, officers, employees, Affiliates, representatives and agents of Parent, Seller and such Affiliates who need to know such information in connection with the performance of their services or duties to, or their ownership of or affiliation with, Parent, Seller and/or their respective

Affiliates) or utilize any nonpublic information of the Company and the Company Subsidiaries; provided, however, that the provisions of this Section 5.2(c) shall not apply to any such information that (i) is disclosed or made available to the public other than by Parent, Seller or its controlled Affiliates in breach of the provisions of this Section 5.2(c) or (ii) is required to be disclosed by Law or in connection with filings with any Governmental Entity, provided that, if permitted by Law and to the extent reasonably practicable, prior to any such required disclosure (other than in connection with any such filing) Seller shall promptly notify Buyer thereof so that Buyer may, at its sole expense, seek a protective order or other appropriate remedy in respect of such required disclosure. Parent, Seller and their controlled Affiliates shall keep the terms and conditions of the Commitment Letter confidential except as may be required to be disclosed by Law.
          Section 5.3 Efforts and Actions to Cause Closing to Occur. (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable to consummate the Closing as promptly as practicable, including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity.
               (b) If any party hereto or Affiliate thereof receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.
               (c) Without limiting the generality of the undertakings set forth in this Section 5.3, Buyer and Seller shall use their respective reasonable best efforts to file as soon as practicable notifications under the HSR Act and under any applicable foreign anti-trust laws to permit consummation of the acquisition of the Shares and the transactions contemplated by this Agreement, and to respond as promptly as practicable to any inquiries received from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and any State Attorney General or any applicable foreign governmental antitrust authority or any other Governmental Entity for additional information or documentation. Notwithstanding the foregoing or any other covenant contained herein, in connection with the receipt of any necessary approvals under the HSR Act or under any applicable foreign anti-trust laws, nothing shall require Buyer to (i) divest or hold separate any material part of its or the Company’s businesses or operations (or of a combination of Buyer’s and the Company’ businesses or operations) or (ii) agree not to compete in any geographic area or line of business in such a manner as would reasonably be expected to result in a Company Material Adverse Effect or a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Buyer.
          Section 5.4 Tax Matters. (a) Tax Indemnification. Parent and Seller shall, jointly and severally, indemnify, save and hold the Buyer Indemnified Persons harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of any of the Company and the Company Subsidiaries with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), (ii) the unpaid Taxes of any Person (other than any of the Companies and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) any breach of the representations and warranties set forth in Section 3.18; provided that neither Parent nor Seller shall have any liability for the payment of a Loss in respect of Taxes under this Section 5.4(a) to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheets included with the Audited Financial Statements (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Companies and the Company Subsidiaries in filing their Tax Returns, unless such Taxes are part of a reserve for Taxes which is excluded from the calculation of Working Capital Liabilities. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date, provided, that for purposes of this sentence any transactions occurring in the ordinary course of business on the Closing Date after the Closing shall be treated as having occurred on the day after the Closing Date. For purposes of this Section 5.4(a), the provisions of Section 8.4 shall apply.
               (b) Tax Periods Ending On or Before the Closing Date — Nonconsolidated Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Company and the Company Subsidiaries that are due to be filed after the Closing Date, other than Tax Returns with respect to periods for which a consolidated, unitary or combined Tax Return of Seller will include the operations of the Company and the Company Subsidiaries. Buyer shall permit Seller to review and comment on each Tax Return that relates to a period ending on or prior to the Closing Date which is filed after the Closing Date prior to such filing, and shall make such revisions to such Tax Returns as are reasonably requested by Seller. Buyer shall deliver to Seller completed drafts of all such Tax Returns at least thirty days prior to the filing thereof for Seller’s review, comment and reasonable approval without undue delay. Seller shall pay to Buyer, within fifteen days after the date on which Taxes are paid with respect to such periods, that amount equal to such Taxes of each of the Company and the Company Subsidiaries with respect to such periods, except to the extent that such Taxes are reflected or otherwise taken into account in determining the Final Closing Date Working Capital Amount.

               (c) Tax Periods Ending On or Before the Closing Date — Seller Consolidated Tax Returns. For all Tax periods ending on or prior to the Closing Date, Seller shall cause the Company and the Company Subsidiaries to join in any consolidated, unitary or combined Tax Return of Seller to the extent such Companies were included in such Tax Returns as a matter of past practice, and Seller shall pay any such Taxes attributable to the Company and the Company Subsidiaries (including without limitation, in the case of Seller’ consolidated federal income Tax Return, any intercompany items taken into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19). All such Tax Returns shall be prepared and filed in a manner consistent with prior practice.
               (d) Cooperation on Tax Matters. Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder. From and after the Closing, Buyer shall cause the Company and the Company Subsidiaries to (i) retain all books and records with respect to Tax matters pertinent to each of the Company and the Company Subsidiaries relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records, and (iii) make available to Seller all books and records as requested for use in any audit. Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
               (e) Tax Proceedings. If an audit, examination, litigation or claim is commenced by any Tax authority which may result in an indemnity payment pursuant to Section 5.4(a), Buyer shall promptly notify Parent of such audit or claim (a “Tax Proceeding”), stating the nature and basis of any such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Parent from any liability which it may have on account of this indemnification or otherwise, unless the Parent is materially prejudiced thereby. Parent will have the right, at its option, upon timely notice to Buyer, to assume control or any defense of any Tax Proceeding with their own counsel. Parent’s right to control a Tax Proceeding will be limited to amounts in dispute which would be paid by Seller or Parent or for which Seller or Parent would be liable pursuant to Section 5.4(a). Buyer, the Company and the Company Subsidiaries shall cooperate with Parent in connection with any Tax Proceeding, which cooperation shall include the retention and, upon Parent’s request, the provision of records and information which are reasonably relevant to such Tax Proceeding, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder and providing Parent with any powers of attorney that would be necessary for Parent to assume the control or defense of any Tax Proceedings. Notwithstanding the foregoing, Parent shall neither consent nor agree (nor cause the Company to consent or agree) to the settlement of any Tax Proceeding with respect to any liability for Taxes that may adversely affect the liability of the Company or any Company Subsidiaries for any tax not otherwise indemnifiable under Section 5.4(a) without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), and neither Parent, nor any of its Affiliates, shall file an amended Tax Return that may adversely affect the liability for Taxes of the Company or any Company Subsidiaries that is not otherwise indemnifiable under Section 5.4(a) without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).
               (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) and costs incurred in connection with the payment thereof shall be borne equally by Buyer and Seller. Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law by the party ordinary required to pay such taxes and make such filings. The paying party shall be entitled to reimbursement from the non-paying party. Upon payment of any such Transfer Tax, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than ten days after the presentation of such statement.
               (g) FIRPTA Certificate. The Company shall have delivered to Buyer a certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).
               (h) Section 338(h)(10) Election.
                    (i) Seller and Buyer shall jointly make or cause to be made the election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations and any comparable election under state, local or foreign tax law with respect to the Company and any Company Subsidiaries with respect to which such election can be made (the “Section 338(h)(10) Election”).
                    (ii) Within 120 days after the Closing Date, (1) Buyer shall prepare a Form 8023 (with all attachments) and Seller and Buyer shall reasonably cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, returns, elections, schedules and other documents as may be required) to effect and preserve such Section 338(h)(10) Election in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state and local tax law) or any successor provisions, and (2) Buyer shall determine the amount of the “adjusted gross-up basis” with respect to the Section 338(h)(10) Election (within the meaning of Treasury Regulation Section 1.338-5) and the allocations of the “adjusted grossed-up basis” among the relevant assets in accordance with Section 338(b)(5) of the Code and the Treasury regulations thereunder. Buyer’s determination shall be subject to Seller’s reasonable review. In the event that the parties cannot agree on a mutually satisfactory allocation within thirty days after the presentation of Buyer’s computations and allocations described in clause (2), a mutually selected independent accounting firm shall, at Seller’s and Buyer’s joint expense, determine the appropriate allocation, which determination shall be binding on the parties. Any allocation of Purchase Price hereunder shall be made final no later than ten days prior to the due date for filing the Form 8023.
                    (iii) The parties agree to be bound by the allocation of the Purchase Price as agreed upon and shall take no action inconsistent with the Section 338(h)(10) Election or the agreed upon allocation of the Purchase Price for the purpose of all income Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith unless required by law.
               (i) Refunds. Seller shall be entitled to, and Buyer shall pay to Seller within thirty days of the receipt, or the utilization as a credit, by the Buyer or any of its Affiliates, of any refund of any Taxes of the Company or any Company Subsidiary that is attributable to a Tax period (or portion thereof) ending on or prior to the Closing Date or any other Taxes that are indemnifiable by Seller (including any interest received thereon) to the extent that such refunds are in excess of amounts reflected in the Final Closing Date Working Capital Amount, in any case net of any Taxes incurred by Buyer, its Affiliates, the Company or a Company Subsidiary in the year in which such refund is received in respect of receipt of such refund. None of Buyer, its Affiliates, the Company or any Company Subsidiary shall be required to return to Seller any refund attributable to any carrybacks described in Section 5.4(i).
               (j) Carrybacks. To the extent that Buyer either chooses, or is required by Law, to carryback any operating losses, net operating losses, capital losses, tax credits or similar items of any non-U.S. Company Subsidiary to a Pre-Closing Tax Period and/or a Straddle Period (including, without limitation, if such losses are required to be carried back prior to being carried forward), all relevant amended Tax Returns shall be prepared and filed promptly by the party responsible for filing such Tax Return, and any refund or credit attributable to such carryback shall be for the benefit of such Company Subsidiary, and, if received by Seller or any Affiliate of the Seller (other than the Company or any Company Subsidiary), the Seller or such Affiliate, as applicable, shall promptly upon receipt remit such refund or the amount of such credit to the Company Subsidiary entitled thereto.
               (k) Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller, on the one hand, and the Company or any Company Subsidiary, on the other hand, shall terminate as of the Closing. After the Closing Date, neither the Company nor any of the Company Subsidiaries nor any member of Seller affiliated group shall have any further rights or obligations under any such Tax sharing agreements.
               (l) The representations contained in Section 3.18 of this Agreement shall survive until the expiration of the applicable statute of limitations (giving effect to extensions thereof).

     Notwithstanding anything in this Section 5.4 to the contrary, any item of income, gain, loss, or deduction arising from the transactions contemplated by Article I or Section 5.4(h) of this Agreement, including any Section 338(h)(10) Election, shall be allocated to the period prior to the Closing.
          Section 5.5 Publicity. Seller and Buyer shall consult with each other before issuing any public release or announcement concerning the transactions contemplated hereby (each an “Announcement”), provided that nothing contained in this Section 5.5 shall restrict Seller, Buyer or their respective Affiliates from timely making any Announcement required by applicable Law.
          Section 5.6 Employees. No more than five days prior to the Closing, the Company shall provide Buyer with an Employee List as of a date not more than ten days prior to such delivery.
          Section 5.7 Employee Benefit Plans.
               (a) Parent and Seller shall cause all benefits that have accrued and vested in any employee as of the Closing pursuant to the terms of any Company Employee Plan to remain so vested in such accrued benefits as of the Closing under, and in accordance with, the applicable terms of such Company Employee Plan. Parent and Seller shall take such action as is necessary such that the Company and the Company Subsidiaries shall cease being a “participating employer” and shall cease any co-sponsorship and participation in each Company Employee Plan that is jointly adopted, sponsored or maintained by Parent, Seller, the Company or any Company Subsidiary and in which any current, terminated or retired employee of the Company or any Company Subsidiary participates (each such Company Employee Plan being a “Seller Plan”). The Company and the Company Subsidiaries shall remain liable, and shall reimburse Parent in accordance with past practice, for insurance premiums and claims incurred by the current and former employees of the Company and the Company Subsidiaries prior to the Closing Date, whether such claims are made prior to, on or after the Closing Date, under any Seller Plans that are “welfare plans” (within the meaning of Section 3(1) of ERISA). Following the Closing Date, Buyer or its Affiliates shall assume full responsibility for providing continuation coverage pursuant to Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder (“COBRA”), to current and former employees of the Company and the Company Subsidiaries who are “M&A Qualified Beneficiaries” as such term is defined in Treas. Reg. §§ 54.4980B-9 only to the extent required under COBRA.
               (b) On or prior to the Closing, Seller shall deliver to Buyer a schedule (the “Sale Bonus Schedule”) setting forth the Sale Bonus Payment (as defined in the Sale Bonus Agreements described below) payable, as a result of the transactions contemplated by this Agreement, to each employee who is a party to a Sale Bonus Agreement listed on Section 5.7(b) of the Disclosure Schedule (including, but not limited to, any payments for excise taxes, gross-up of income taxes and cost to the Company of loss of deductibility of the payments). The aggregate Sale Bonus Payments set forth on the Sale Bonus Schedule shall be accrued as Working Capital Liabilities for purposes of the adjustments to the Purchase Price pursuant to Sections 1.3 and 1.4 of this Agreement. Following the Closing, Buyer shall cause the Company to pay when due under the Sale Bonus Agreements all Sale Bonus Payments in the respective amounts set forth on the Sale Bonus Schedule.
               (c) Following the Closing, Buyer and its Affiliates shall be responsible for the payment of severance to any Company Employee, in accordance with the Buyer or its Affiliates applicable polices and procedures; provided, however, if any such individual’s employment with the Company or the Company Subsidiaries is terminated by the Company or its Affiliates without cause within one year following the Closing Date, and such individual is not otherwise entitled any severance benefits that are otherwise payable under the terms of any employment or similar agreement (including any Specific Employment Agreement, or any agreement listed on Section 5.7(b) of the Disclosure Schedule) between any Company Employee and the Company or any Company Subsidiary, such individual shall be entitled to severance benefits in the amounts set forth on Section 5.7(c) of the Disclosure Schedule. Notwithstanding anything herein to the contrary, the provisions of this Section 5.7(c) shall not supersede, replace or be paid in addition to any Company Employees’ entitlement to any severance benefits that are payable under the terms of any employment or similar agreement (including any Specific Employment Agreement, or any agreement listed on Section 5.7(b) of the Disclosure Schedule) between any Company Employee and the Company or any Company Subsidiary. For the purposes of this Section 5.7(c), Company Employees shall receive credit for prior service with the Company, Parent, Seller or any of their Affiliates. For the purposes of this Section 5.7(c), Company Employees shall receive credit for prior service with the Company, Parent, Seller or any of their Affiliates. Severance paid to employees following the Closing (with the exception of severance paid in connection with the transactions listed at Item 1 on Section 3.23 of the Disclosure Schedule) shall not be accrued as Working Capital Liabilities for purposes of the adjustments to the Purchase Price pursuant to Sections 1.3 and 1.4.
               (d) Following the Closing, and for a period of 12 months thereafter, the Company Employees shall be entitled to participate in Buyer’s medical, dental and vision plans (without regard to pre-existing and at-work conditions, if any, except for limitations or waiting periods that have not been satisfied under any of Seller’s medical, dental and vision plans with respect to any such employee) at a level that is comparable to the Seller’s medical, dental and vision plans as in effect immediately prior to the Closing; provided, however, that the Company Employees shall not be required to pay a premium for such coverage that exceeds the greater of (1) the employee premium payable under the Seller’s plans or (2) 80% of the employee premium payable under the Buyer’s plans, plus any premium related to any post-Closing increase in the cost of providing benefits under such Buyer’s plan(s) (not including any deductibles and/or co-payments applicable to the Company Employees). Buyer shall provide each Company Employee with appropriate credit for any deductibles and/or co-payments paid prior to the Closing in satisfying any applicable deductibles and/or co-payment requirements under any of Buyer’s medical, dental and vision plans in which such employees participate following the Closing.
               (e) Following the Closing, Buyer or its Affiliates will provide the Company Employees (for so long as they remain employees of the Company, Buyer or its Affiliates), with life insurance, short-term disability insurance and long-term disability insurance under Buyer’s plans on such terms and under such conditions that are no less favorable to the Company Employees than to similarly situated employees of the Buyer or its Affiliates;

provided, however, that, for a period of twelve months following the Closing Date, such insurance provided to the Company Employees shall be provided on terms and under conditions no less favorable than the following:
                    (i) Buyer or its Affiliates shall provide life insurance at no cost to the Company Employees in an amount equal to their base salary, up to $200,000 per year; and
                    (ii) Company Employees who elect to participate in the Buyer’s long- and short-term disability plans shall not be required to pay a premium for such benefits that exceeds 50% of the total premium for benefits under such plans.
               (f) Following the Closing, the Company Employees will be allowed to participate in Buyer’s 401(k) plan on such terms and under such conditions that are no less favorable to the Company Employees than to similarly situated employees of the Buyer or its Affiliates.
               (g) Following the Closing, Buyer or its Affiliates will provide the Company Employees (for so long as they remain employees of the Company, Buyer or its Affiliates), with vacation and sick leave benefits that are no less favorable to the Company Employees than to similarly situated employees of Buyer or its Affiliates; provided, however, that with respect to any accrued but unused vacation time and sick leave to which any Company Employee is entitled pursuant to the vacation and sick leave policy applicable to such employee immediately prior to the Closing, Buyer shall allow such employee to utilize such accrued vacation time and sick leave in accordance with Buyer’s current practice.
               (h) Service with the Company, Parent, Seller or any of their Affiliates shall be recognized for purposes of Sections 5.7(d) — (g) for purposes of determining eligibility for participation, eligibility for commencement of benefits, level of benefits under any paid time off policy and vesting of benefits under such plan(s), to the extent applicable under such plan(s).
          Section 5.8 Intercompany Arrangements. All agreements and commitments, whether written, oral or otherwise, which are solely between the Company or any Company Subsidiary, on the one hand, and Seller and its Affiliates (excluding the Company and the Company Subsidiaries), on the other hand, as set forth in Section 5.8 of the Disclosure Schedule (and in the case of oral agreements including a summary of terms), shall be terminated and of no further effect, simultaneously with the Closing without any further action or liability on the part of the parties thereto.
          Section 5.9 Maintenance of Books and Records. After the Closing, each of the parties hereto shall preserve, until at least the eighth anniversary of the Closing Date, all material pre-Closing Date records possessed or to be possessed by such party relating to the Company. After the Closing Date and up until at least the eighth anniversary of the Closing Date, upon any reasonable request from a party hereto or its representatives, the party holding such records shall (a) provide to the requesting party or its representatives reasonable access to such records during normal business hours and (b) permit the requesting party or its representatives to make copies of such records, in each case at no cost to the requesting party or its representatives (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall require either party to disclose any information to the other if such disclosure would jeopardize any attorney-client or other legal privilege or contravene any applicable Law. Such records may be sought under this Section 5.9 solely to the extent reasonably required in connection with the audit, accounting, tax, litigation, federal securities disclosure or other similar needs of the party seeking such records. Any information obtained pursuant to this Section 5.9 will be treated as if it were confidential information and subject (for the benefit of the delivering party) to the terms of Section 5.2. Notwithstanding the foregoing, any and all such records may be destroyed by a party if such destroying party sends to the other party hereto written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; such records may then be destroyed after the sixtieth day following such notice unless the other party hereto notifies the destroying party that such other party desires to obtain possession of such records, in which event the destroying party shall transfer the records to such requesting party and such requesting party shall pay all reasonable expenses of the destroying party in connection therewith.
          Section 5.10 Bank Accounts. Seller shall provide Buyer with a complete list of each of the bank accounts of the Company and the Company Subsidiaries and the authorized signatories for each such account as soon as practicable before the Closing Date. The parties shall cooperate in connection with the replacement or supplementation of such signatories effective as of the Closing.
          Section 5.11 Assumption of Guarantees. At Closing, Buyer will expressly assume, and cause Seller and its Affiliates to be fully released and discharged from all obligations in respect of, all guarantees currently provided by Seller or any of its Affiliates for those Contracts set forth on Section 5.11 of the Disclosure Schedule (the “Guarantees”). If an assumption, release and discharge of any Guarantee is not permitted, Buyer will indemnify Parent pursuant to Article VIII for any amounts owed under any such Guarantee.
          Section 5.12 Further Assurances. (a) From and after the Closing, each of Seller and Buyer shall furnish or cause to be furnished to the other party and its employees, counsel, auditors and other representatives such information and assistance relating to the Company and the Company Subsidiaries (to the extent within the control of such other party) as is reasonably necessary for required financial reporting and required accounting matters of the other party, including the furnishing of such documentation and information relating to the Company and the Company Subsidiaries as may be reasonably requested in connection with the preparation of reports, accounts and other documents and materials to be filed with or submitted to the SEC or any stock exchange or in connection with any proposed capital markets offering.
               (b) At any time and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.
          Section 5.13 Compliance with the WARN Act and Similar Laws. Seller shall cause the Company and each of the Company Subsidiaries not to, at any time within the 90-day period before the Closing Date, without complying fully with the notice and other requirements of the WARN Act or similar state, local or foreign Law, effectuate (a) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of the Company Subsidiaries; or (b) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of the Company Subsidiaries. For purposes of the WARN Act and this Agreement, the Closing Date is and shall be the same as the “effective date” within the meaning of the WARN Act.
          Section 5.14 Insurance Policies.
               (a) As of the Closing Date, the coverage of all Insurance Policies related to the Company and the Company Subsidiaries (other than such Insurance Policies, if any, held by the Company or the Company Subsidiaries and not shared with Parent or its other Affiliates, which shall be assigned to Buyer at Closing) shall continue in force only for the benefit of Parent, Seller and their Affiliates and not for the benefit of Buyer. Buyer agrees to arrange for its own insurance policies with respect to the Company and Company Subsidiaries effective at Closing. Furthermore, Buyer shall make its own arrangements to cover prior acts under any claims made insurance policies where the claim is not made or reported prior to the Closing Date. Seller shall be entitled to cause the Company to pursue claims (known or unknown) insured under an occurrence policy which claims emanate from an occurrence(s) prior to the Closing Date.
               (b) At the Closing, Seller shall assign to Buyer, and Buyer shall be entitled to receive the benefits of, any and all claims and proceeds Seller or its Affiliates may have with respect to any insurance policies with respect to the Company and the Company Subsidiaries which relate to occurrences between the date hereof and the Closing, provided that pursuing claims under any policy of Seller will remain the responsibility of Seller. Seller will act on behalf of Buyer to secure the protection or benefits due under any policy of insurance and will provide to Buyer status reports upon receipt of reasonable requests. Notwithstanding anything in this Section 5.14 to the contrary, Seller does not guarantee the performance or payment under any of the policies of insurance.
               (c) After the Closing, Buyer and the Company, and not Seller, shall remain responsible for the payment of all deductibles to the extent they provide coverage or claim payments on behalf of the Company, any Company Subsidiary or any employee thereof or the Company’s or any Company Subsidiary’s assets. Buyer shall make direct payments to the insurer for such obligations.
          Section 5.15 Government Services Contracts. From and after the Closing, Parent and Seller shall, and shall cause each of their Affiliates to, cooperate fully with Buyer in executing any agreements as required by any governmental authority for any contract between Company and Company Subsidiaries on the one hand, and any governmental authority on the other hand (the “Government Service Contracts”), including guaranteeing the performance of the Government Service Contracts if so required by the governmental authority and shall do all such other acts and things, all as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement.

          Section 5.16 Non-Compete.
               (a) For a period of two years from and after the Closing Date (the “Non-Compete Period”), Parent and Seller agree that they and their respective controlled Affiliates shall not, directly or indirectly, either for themselves or for any other Person, operate anywhere in the world a business that (i) is authorized by Microsoft Corporation or any other software publisher to resell volume licenses to end-users under Select License and Enterprise Agreements or substantially similar agreements, or (ii) provides software license reconciliation or software license management services to end-users (a “Competitive Business”).
               (b) For the avoidance of doubt and notwithstanding any provision of this Agreement to the contrary, Seller and its Affiliates shall not be deemed to be engaged directly or indirectly in a Competitive Business or otherwise to have breached any obligation set forth in Section 5.16(a) if Seller or any of its Affiliates:
                    (i) beneficially owns ten percent or less of the equity of any Person that engages in a Competitive Business;
                    (ii) beneficially owns Indebtedness or other non-voting securities of any Person that engages in a Competitive Business;
                    (iii) provides any service, including (A) transport, collocation, hosting, content distribution or any other communications services, or (B) with respect to video or multi-media content, services involving content or digital rights management, distribution or transport, which services are not in and of themselves, Competitive Businesses, but which may enable an unrelated Person to engage in a Competitive Business;
                    (iv) solicits any customer of the Company or any Company Subsidiary for the sale of any product or service other than a Competitive Business service; or
                    (v) engages in a Competitive Business that results from the acquisition of a Person, or the assets of a Person, that is engaged in a Competitive Business, provided that the total earnings before interest, taxes, depreciation and amortization (“EBITDA”) of such acquired Person or acquired assets that are attributable to the Competitive Business represent less than twenty percent of the consolidated EBITDA of such Person.
               (c) From and after the Closing Date and until the first anniversary thereof, without the prior written consent of Buyer, Parent and its controlled Affiliates will not directly or indirectly solicit for employment (as an employee or independent contractor) any employee of the Company and the Company Subsidiaries, including those employees with a Specified Employment Contract, or hire any employee of the Company and the Company Subsidiaries with a Specified Employment Contract; provided, however, that (i) Parent may solicit or hire any such individual as an employee or independent contractor if such individual’s employment shall have been terminated by the employer prior to the expiration of such one-year period, and (ii) Parent or Seller may place an advertisement in a newspaper, periodical or other similar media of general circulation, or on the radio, Internet or similar media, and may hire any such individual (other than an employee with a Specified Employment Contract) who responds thereto.
               (d) For the avoidance of doubt and notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement (including, without limitation, this Section 5.16) shall restrict or prohibit the actions or conduct of or otherwise apply to, any third party (or any Affiliate thereof) that consummates a merger, consolidation, business combination, acquisition of assets or purchase of capital stock with respect to Parent, Seller or any of their respective Affiliates.
          Section 5.17 Other Agreements. At Closing, (a) Parent will cause Level 3 Communications, LLC to enter into (directly or through its Affiliates) the Transition Services Agreement and (b) Parent and the Company will enter into the Intellectual Property License Agreement.
          Section 5.18 Release of Credit Support Obligations and Payment of Indebtedness. Parent and Seller shall, prior to Closing, release, or cause to be released, the Company and each Company Subsidiary from any credit support obligations of the Indebtedness of Parent, Seller or their respective Affiliates (other than the Company or any of the Company Subsidiaries) and shall repay, or cause to be repaid, all Indebtedness list in Section 3.12 of the Disclosure Schedule.
          Section 5.19 Indemnification of Directors and Officers. From and after the Closing Date, Buyer shall, or shall cause the Company and the Company Subsidiaries, to provide indemnification to each Covered Person to the same extent and under similar conditions and procedures as such Covered Person is entitled on the date hereof in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Covered Person is or was an officer or director (or Person in a similar position) of the Company or any Company Subsidiary, or is or was serving at the request of the Company or any Company Subsidiary as an officer or director (or Person in a similar position) of another Person, including, without limitation, a general partner or trustee of any other Person, whether pertaining to any matter arising before or after the Closing Date.
          Section 5.20 Transfer of Shares. At or prior to the Closing, the transfer of shares of Software Spectrum Netherlands BV (“BV”) to the Company will be completed and it will be a Company Subsidiary. BV will be considered a Company Subsidiary for all purposes of this Agreement.
          Section 5.21 Transfer of Parent Employees. As of the Closing Date, each employee of Parent or its Affiliates listed in Section 5.21 of the Disclosure Schedule (the “Transferred Employees”) shall be offered employment by the Company on such terms and conditions as are agreed to by Buyer, the Company and the Transferred Employee. Any claims that any Transferred Employee that accepts employment may have that pre-date the Closing Date shall be for the account of Parent and Parent shall indemnify and hold Buyer and its Affiliates harmless in respect of all Losses arising from such claims. From the date hereof and continuing through the Closing Date, Buyer shall have reasonable access, during normal business hours, to communicate with the Transferred Employees regarding the terms and conditions of their employment with the Company following the Closing.
ARTICLE VI
CONDITIONS
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Closing. The obligation of each party to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
               (a) Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity which makes the transactions contemplated hereby illegal, results in material damages or imposes material restrictions or conditions on the post-Closing operations of Buyer or it Subsidiaries (solely as a result of the consummation of the transactions contemplated hereby), the Company or the Company Subsidiaries, or otherwise prohibits the consummation of the Closing; there shall not be a temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity of competent jurisdiction (collectively, “Restraints”) in effect preventing the consummation of the Closing.
               (b) Orders and Approvals. All material consents, orders or approvals of, declarations or filings with, and expirations of waiting periods imposed by, any Governmental Entity listed in Section 6.1(b) of the Disclosure Schedule, that are required for the consummation of the transactions contemplated hereby, if any, shall have been obtained and in effect.
          Section 6.2 Conditions to Obligations of Buyer to Effect the Closing. The obligation of Buyer to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The satisfaction of the condition set forth in this Section 6.2(a) notwithstanding the existence of any failure of the representations and warranties of Seller contained in Article III hereof to be so true and correct as of the Closing Date shall not affect any right of Buyer to indemnification in respect thereof as provided in Article VIII hereof.
               (b) Performance of Obligations. Parent and Seller shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

               (c) Seller Certificates. Buyer shall have received certificates signed by an appropriate executive officer of Parent (solely as to clause (b) of Section 6.2) and Seller, dated the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 6.2.
               (d) Transition Services Agreement. Level 3 Communications, LLC shall have delivered an executed Transition Services Agreement to Buyer.
               (e) Resignations. Parent and Seller shall have delivered to Buyer the resignations of all members of the boards of directors of the Company and the Company Subsidiaries from their positions as directors of such entities immediately before the Closing including the director who the Company has the right to appoint pursuant to the joint venture agreement with Uchida Yoko Co. Limited.
               (f) Release of Credit Support Obligations and Payment. Parent and Seller shall have delivered to Buyer reasonable evidence that the Company and the Company Subsidiaries have been released from any credit support obligations pursuant to Section 5.18 and that all Indebtedness on Section 3.12 of the Disclosure Schedule has been repaid.
          Section 6.3 Conditions to Obligations of Seller to Effect the Closing. The obligations of Seller to consummate the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct (without giving effect to any materiality qualifiers) as of the date of this Agreement and, except for representations and warranties that speak as of a specific date other than the Closing Date, which need only be true and correct (without giving effect to any materiality qualifiers) as of such specific date, as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except where the failure of such representations or warranties to be true and correct, in the aggregate, would not reasonably be expected to either (i) have a material adverse effect on the ability of Buyer to consummate the Closing or perform its obligations under this Agreement or (ii) impede or delay the consummation of the Closing in any material respect. The satisfaction of the condition set forth in this Section 6.3(a) notwithstanding the existence of any failure of the representations and warranties of Seller contained in Article IV hereof to be so true and correct as of the Closing Date shall not affect any right of Parent or Seller to indemnification in respect thereof as provided in Article VIII hereof.
               (b) Performance of Obligations. Buyer shall have performed and complied with, in all material respects, all agreements, covenants and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.
               (c) Buyer Certificate. Seller shall have received a certificate signed by an appropriate executive officer of Buyer, dated the Closing Date, to the effect set forth in clauses (a) and (b) of this Section 6.3.
               (d) Intellectual Property License Agreement. The Company shall have delivered an executed Intellectual Property License Agreement to Seller.

ARTICLE VII
TERMINATION
          Section 7.1 Termination. The transactions contemplated hereby may be terminated or abandoned at any time prior to the Closing Date:
               (a) by the mutual written consent of Buyer and Seller;
               (b) by either Buyer or Seller on prior written notice to the other if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;
               (c) by Buyer or Seller on prior written notice to the other if the Closing shall not have occurred on or prior to December 31, 2006 (the “Termination Date”); provided, however, that if either such party determines that additional time is necessary in connection with obtaining any consent, approval, permit or authorization under the HSR Act or under any applicable foreign anti-trust laws, the Termination Date may be extended by either such party from time to time by written notice to the other party to a date not beyond March 31, 2007;
               (d) by Seller, if there has been a material breach of any representation, warranty, agreement or covenant of Buyer, which breach shall have not been cured within thirty Business Days after written notice thereof from Seller or which breach is not reasonably susceptible to cure within thirty Business Days, provided that such breach shall have rendered the conditions set forth in Section 6.3 incapable of fulfillment on or before the Termination Date (as extended pursuant to Section 7.1(c), if applicable); or
               (e) by Buyer, if there has been a material breach of any representation, warranty, agreement or covenant of Seller, which breach shall have not been cured within thirty Business Days after written notice thereof from Buyer or which breach is not reasonably susceptible to cure within thirty Business Days, provided that such breach shall have rendered the conditions set forth in Section 6.2 incapable of fulfillment on or before the Termination Date (as extended pursuant to Section 7.1(c), if applicable).
          Section 7.2 Effect of Termination. In the event of the termination of this agreement in accordance with Section 7.1, (a) this Agreement shall become null and void and of no further force or effect except for Section 5.5, this Article VII, and Article X, (b) such termination shall relieve each party from all violations of this Agreement that occurred prior to such termination other than intentional or reckless breaches and breaches which result in such termination, and (c) there shall be no liability on the part of any party hereto or any of its Affiliates, or any of their respective directors, officers or stockholders.

ARTICLE VIII
INDEMNIFICATION
          Section 8.1 Indemnification; Remedies. (a) From and after the Closing, Parent and Seller shall, jointly and severally, indemnify, defend and hold harmless Buyer and the Company, and their respective Subsidiaries, Affiliates, successors, assigns, officers, directors, stockholders and employees (“Buyer Indemnified Persons”) from and against all Losses incurred by, or claimed or assessed against, any of them that arise out of or relate to (i) any breach of Seller’s representations and warranties contained in Article III of this Agreement (other than Section 3.18 which is addressed in Section 5.4), (ii) any breach by Parent or Seller of any of their covenants in this Agreement, or (iii) the Covered Matter and the Scheduled Matter.
               (b) From and after the Closing, Buyer shall indemnify, defend and hold harmless Parent, Seller, and their respective Subsidiaries, Affiliates, successors, assigns, officers, directors, stockholders and employees (“Seller Indemnified Persons”) from and against all Losses incurred by, or claimed or assessed against, any of them that arise out of or relate to (i) any breach of Buyer’s representations and warranties contained in Article IV of this Agreement, (ii) any breach by Buyer of any of its covenants in this Agreement, or (iii) Parent’s guarantee obligations under the Guarantees pursuant to Section 5.11 or under the guarantees under Section 5.15. Such obligation to indemnify under Section 8.1(b)(i) shall terminate on the earlier of (x) a date eighteen months after the Closing and (y) March 1, 2008, unless before such termination date Seller shall have delivered to Buyer a Claim Notice with respect to which any claim for indemnification set forth therein has not been finally resolved as contemplated by this Article VIII as of the expiration of such period, provided that such obligation to indemnify shall continue beyond such period only with respect to any such unresolved claim and only until such unresolved claim is finally resolved as contemplated by this Article VIII.
          Section 8.2 Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent’s and Seller’s indemnification obligation under Section 8.1(a) shall be subject to each of the following limitations:
               (a) With respect to indemnification for Losses arising out of or relating to any breaches of any representation or warranty by Seller in this Agreement (other than Sections 3.1, 3.2, 3.3, 3.5, 3.6 or 3.17(m) (the “Fundamental Reps”), as to which Seller’s obligations under Section 8.1(a) shall survive indefinitely and any breaches of Seller’s representations and warranties contained in Section 3.18 which are addressed in Section 5.4 and as to which Seller shall have no indemnification obligations under Section 8.1(a)) and to the Scheduled Matter, such obligation to indemnify shall terminate on the earlier of (x) a date eighteen months after the Closing and (y) March 1, 2008, unless before such termination date Buyer shall have delivered to Seller a Claim Notice with respect to which any claim for indemnification set forth therein has not been finally resolved as contemplated by this Article VIII as of the expiration of such period, provided that such obligation to indemnify shall continue beyond such period only with respect to any such unresolved claim and only until such unresolved claim is finally resolved as contemplated by this Article VIII;
               (b) Except with respect to any breach of the Fundamental Reps or the Covered Matter, there shall be no obligation to indemnify under Section 8.1(a) unless the aggregate of all Losses for which Parent and Seller, but for this clause (b), would be liable under Section 8.1(a) exceeds on a cumulative basis an amount equal to $4,500,000, and then only to the extent of such excess;
               (c) Except with respect to any breach of the Fundamental Reps:
                    (i) subject to clause (ii) of this Section 8.2(c), there shall be no obligation to indemnify under Section 8.1(a) to the extent amounts previously actually indemnified under Section 8.1(a) are, in the aggregate, in excess of $28,700,000 (the “General Indemnity Cap”);
                    (ii) with respect only to the Specified Matters, there shall be no obligation to indemnify under Section 8.1(a) in respect of such Specified Matters to the extent amounts previously actually indemnified under Section 8.1(a) in respect thereof are, in the aggregate, in excess of $10,000,000 (the “Special Indemnity Cap”), it being understood that in the event that the aggregate amount of the Losses incurred by, or claimed or assessed against, the Buyer Indemnified Parties in respect of the Specified Matters exceeds the Special Indemnity Cap, such excess shall remain subject to indemnification under Section 8.1(a) to the extent that there is then any remaining availability under the General Indemnity Cap; it being understood that Losses related to the Specified Matters shall first be applied against the Special Indemnity Cap and then against the General Indemnity Cap in accordance with this Article VIII; and
                    (iii) the aggregate liability of Parent and Seller under Section 8.1(a) shall not exceed the sum of the General Indemnity Cap and, subject to the provisions of the immediately preceding clause (ii), the Special Indemnity Cap;
               (d) For the avoidance of doubt, Parent’s and Seller’s obligations under Section 8.1(a) relating to the Covered Matter shall survive indefinitely;
               (e) For the avoidance of doubt, indemnification may not be sought under Section 8.1(a) to the extent that any amount claimed as a Loss thereunder has been paid to Buyer pursuant to Section 1.4; and
               (f) Each Loss shall be reduced by (i) the amount of any insurance proceeds actually received by the relevant Buyer Indemnified Person with respect to such Loss, (ii) any indemnity, contribution or other similar payment actually received by the relevant Buyer Indemnified Person from any third party with respect to such Loss, and (iii) any reduction in Taxes actually realized by the relevant Buyer Indemnified Party with respect to such Loss in the year such Loss was actually incurred.
          Section 8.3 Notice of Claim; Defense. (a) If (i) any third-party institutes or asserts any claim, demand, investigation, action or proceeding (each of the foregoing, a “Proceeding”) that may give rise to Losses for which a party (an “Indemnifying Party”) may be liable for indemnification under this Article VIII (a “Third-Party Claim”) or (ii) any Person entitled to indemnification under this Agreement (an “Indemnified Party”) shall have a claim to be indemnified by an Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), then, in case of clause (i) or (ii), the Indemnified Party shall reasonably promptly send to the Indemnifying Party a written notice specifying the nature of such claim and, to the extent practicable, the estimated amount of all related liabilities (a “Claim Notice”). If an Indemnified Party fails to timely deliver an adequate Claim Notice to any Indemnifying Party, such Indemnifying Party shall be relieved of its indemnification obligations under this Article VIII solely (and only) to the extent that it is materially prejudiced by such failure of the Indemnified Parties to provide a timely and adequate Claim Notice.
               (b) In the event of a Third-Party Claim, the Indemnifying Party may, upon prompt notice to the Indemnified Parties, elect to retain counsel of its choice, reasonably acceptable to the relevant Indemnified Parties, to represent such Indemnified Parties in connection with such Proceeding and shall pay the fees, charges and disbursements of such counsel. The Indemnified Parties may participate, at their own expense and through legal counsel of their choice, in any such Proceeding, provided that (i) the Indemnifying Party may elect to control the defense of the Indemnified Parties in connection with such Proceeding and (ii) the Indemnified Parties and their counsel shall reasonably cooperate with the Indemnifying Party and its counsel in connection with such Proceeding. The Indemnifying Party shall not settle any such Proceeding without the relevant Indemnified Parties’ prior written consent, unless the terms of such settlement provide for no relief other than the payment of monetary damages, which amounts will be indemnified under Section 8.1(a) or (b), as applicable, subject to the limitations set forth in Article VIII. Notwithstanding the foregoing, if the Indemnifying Party elects not to retain counsel and assume control of such defense (or fails to give prompt notice of its intention to do so) or if conflicts of interests exist or arise between the Indemnifying Party and such Indemnified Party (other than with respect to the Covered Matter), or different defenses are available with respect to such Proceeding, then the Indemnified Parties shall retain counsel in connection with such Proceeding and assume control of the defense in connection with such Proceeding, and the fees, charges and disbursements of counsel selected by each Indemnified Party shall be reimbursed promptly by the Indemnifying Party. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement of any Proceeding that is entered into without its prior written consent (which shall not be unreasonably delayed or withheld).
               (c) From and after the delivery of a Claim Notice, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its counsel, experts and representatives reasonable access, during normal business hours, to the books, records, personnel and properties of the Indemnified Party to the extent reasonably related to the Claim Notice at no cost to the Indemnifying Party (other than for reasonable out-of-pocket expenses of the Indemnified Parties).
               (d) After the Closing, Buyer shall cause the Company to pursue recovery under the existing insurance policies of the Company or the Company Subsidiaries (or their respective predecessors) with respect to any Losses related to the Covered Matter.
          Section 8.4 Tax Effect of Indemnification Payments. All indemnity payments made pursuant to this Article VIII or Section 5.4 shall be treated for all Tax purposes as adjustments to the Purchase Price.

          Section 8.5 No Duplication; Exclusive Remedy. (a) Any liability for indemnification hereunder shall be determined without duplication of recovery solely by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.
               (b) From and after the Closing, the exclusive remedy of each party in connection with the representations, warranties, covenants and agreements set forth in this Agreement shall be as provided in this Article VIII or, with respect to Section 3.18, in Section 5.4, except for willful misconduct or common law fraud claims.
          Section 8.6 Limitation on Set-off. Neither Buyer nor Seller shall have any right to set-off any unresolved indemnification claim pursuant to this Article VIII against any payment due pursuant to Article I.
          Section 8.7 Assumption of Indemnification Obligations. In the event that Seller or Buyer or any of their respective successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a substantial portion of its properties and assets to any Person (whether by sale, merger, operation of law or otherwise), then, and in each such case and as a condition precedent to the validity of any such action, proper provision will be made so that the successors and assigns of Seller or Buyer, as the case may be, shall fully assume the obligations thereof set forth in Sections 5.4, 8.1(a) and 8.1(b) (as applicable).
          Section 8.8 Survival of Covenants; Investigation. The parties’ respective covenants and agreements contained in this Agreement shall survive indefinitely unless otherwise set forth herein.
ARTICLE IX
DEFINITIONS AND INTERPRETATION
          Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:
          “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.
          “Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits, Appendices and Schedules hereto and the Disclosure Schedule.
          “Announcement” shall have the meaning set forth in Section 5.5.
          “Approval Notice” shall have the meaning set forth in Section 1.4(b).
          “Audited Financial Statements” shall mean the audited consolidated balance sheets for the Company and the Company’s consolidated Subsidiaries as at December 31, 2005 and 2004, together with the audited consolidated statements of income and cash flows for the years ended December 31, 2005, 2004, 2003, together with the notes to the consolidated balance sheets and statements of income and cash flows, certified by KPMG LLP, whose reports thereon are included therein.
          “Audits” shall have the meaning set forth in Section 3.18(c).
          “Balance Sheet Date” shall mean March 31, 2006.
          “Business Day” shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in the State of New York are authorized or obligated to close under the laws of such state.
          “Buyer” shall have the meaning set forth in the opening paragraph.
          “Buyer Adjustment Schedule” shall have the meaning set forth in Section 1.4(a).
          “Buyer Indemnified Persons” shall have meaning set forth in Section 8.1(a).
          “BV” shall have the meaning set forth in Section 5.20.
          “Claim Notice” shall have the meaning set forth in Section 8.3(a).
          “Closing” shall mean the closing referred to in Section 2.1(a).
          “Closing Date” shall mean the date on which the Closing occurs.
          “COBRA” shall have the meaning set forth in Section 5.7(c).
          “Code” shall mean the Internal Revenue Code of 1986, as amended.
          “Commitment Letter” shall have the meaning set forth in Section 4.5.
          “Company” shall have the meaning set forth in the opening paragraph hereto.
          “Company Business” shall have the meaning set forth in Section 3.19(a)(i).
          “Company Employees” means collectively, all employees of the Company or any Company Subsidiary on the Closing Date and all Transferred Employees.
          “Company Employee Plans” shall have the meaning set forth in Section 3.17(a).
          “Company Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(ii).
          “Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include the impact of changes in or attributable to (i) the announcement of this Agreement, including without limitation, any impact thereof on relationships with customers, suppliers or employees, or the performance by Seller, the Company or any Company Subsidiary of the transactions contemplated by this Agreement, (ii) general economic conditions, (iii) financial or securities market conditions, (iv) GAAP or in Laws or interpretations thereof by a Governmental Entity of competent jurisdiction, (v) any act or omission by Seller, the Company or any of the Company Subsidiaries taken with the prior written consent of Buyer, (vi) the industry in which the Company and the Company Subsidiaries operate, (vii) any adverse change or event that is cured by Seller or the Company prior to the earlier of termination of this Agreement and the Closing or (viii) the implementation of Microsoft Corporation’s Enterprise Software Advisor 2.0 licensing model, except, in the cases of clauses (ii), (iii), (iv), and (vi) to the extent that such changes have a disproportionately adverse effect on the Company and the Company Subsidiaries as compared to other comparable businesses.
          “Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.19(d).
          “Company Subsidiary” shall mean each Subsidiary of the Company.
          “Competitive Business” shall have the meaning set forth in Section 5.16.
          “Confidential Information” shall have the meaning set forth in Section 3.19(a)(v).
          “Confidentiality Agreement” shall mean the letter agreement dated May 19, 2005 between Parent and Buyer.
          “Copyrights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Covered Matter” shall mean the item described in Section 9.1(b) of the Disclosure Schedule.
          “Covered Person” shall mean any Person who is now, or has been at any time prior to the Closing Date, an officer or director (or Person in a similar position) of the Company or any Company Subsidiary or who was serving at the request of the Company or any Company Subsidiary as an officer or director (or Person in a similar position) of another Person.
          “Direct Claim” shall have the meaning set forth in Section 8.3(a).
          “Disclosure Schedule” shall mean the disclosure schedule of even date herewith delivered by Seller to Buyer simultaneously with the execution hereof.
          “Dispute Notice” shall have the meaning set forth in Section 1.4(b).
          “Dispute Period” shall have the meaning set forth in Section 1.4(b).
          “Domain Name Rights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Employee Benefit Plan” shall have the meaning set forth in Section 3.17(a).

          “Employee List” shall have the meaning set forth in Section 3.20(l).
          “Enforceability Limitations” shall have the meaning set forth in Section 3.3.
          “Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other similar restrictions or conditions of any nature whatsoever.
          “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, or written demand or notice by any Person alleging liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” means all applicable federal, state, local and foreign laws, regulations, ordinances, requirements of governmental authorities, and common law relating to pollution, protection of human health from adverse environmental impacts, or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (a) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (b) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, (c) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, and (d) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources.
          “ERISA” shall have the meaning set forth in Section 3.17(a).
          “ERISA Affiliate” shall have the meaning set forth in Section 3.17(a).
          “Estimated Adjustment Amount Due” shall have the meaning set forth in Section 1.3.
          “Estimated Adjustment Schedule” shall have the meaning set forth in Section 1.3.
          “Estimated Closing Date Working Capital Amount” shall have the meaning set forth in Section 1.3.
          “Existing Policy” shall have the meaning set forth in Section 5.20(b).
          “Final Adjustment Amount Due” shall have the meaning set forth in Section 1.4.

          “Final Closing Date Working Capital Amount” shall have the meaning set forth in Section 1.4.
          “Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.
          “Fundamental Reps” shall have the meaning set forth in Section 8.2(a).
          “GAAP” shall mean United States generally accepted accounting principles.
          “General Indemnity Cap” shall have the meaning set forth in Section 8.2(c)(i).
          “Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether federal, state, local or foreign.
          “Government Services Contracts” shall have the meaning set forth in Section 5.15.
          “Guarantees” shall have the meaning set forth in Section 5.11.
          “HSR Act” shall mean Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
          “Indebtedness” of any Person shall mean, without duplication: (a) all liabilities and obligations, contingent or otherwise, of any such Person or any of its Subsidiaries, including, without limitation, penalties, interest and premiums (i) in respect of borrowed money, or (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) for the payment of money relating to a capitalized lease obligation, or (iv) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; and (b) all liabilities and obligations of others of the kind described in the preceding clause (a) that such Person or any of its Subsidiaries has guaranteed or which are secured by an Encumbrance on any assets or property of such Person or any of its Subsidiaries.
          “Indemnified Party” shall have the meaning set forth in Section 8.3(a).
          “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).
          “Independent Accountant” shall have the meaning set forth in Section 1.3(b).
          “Independent Accountant Determination” shall have the meaning set forth in Section 1.4(b).
          “Insurance Policies” shall have the meaning set forth in Section 3.13.
          “Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Interest Rate” shall have the meaning set forth in Section 1.4(b).

          “Intellectual Property License Agreement” shall mean the intellectual property license agreement attached hereto as Exhibit B.
          “Inventions” shall have the meaning set forth in Section 3.19(a)(v).
          “IRS” shall mean the United States Internal Revenue Service.
          “Knowledge” shall mean, with respect to Seller, the actual knowledge of the individuals listed in Section 9.1(a) of the Disclosure Schedule.
          “Law” shall have the meaning set forth in Section 3.4.
          “Leased Properties” shall have the meaning set forth in Section 3.10(a).
          “Licensed Intellectual Property Rights” shall have the meaning set forth in Section 3.19(i).
          “Losses” shall mean any and all losses, liabilities, penalties, fines, damages, judgments, settlement costs and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys’, accountants’ and other professional fees and expenses) of any kind or nature; provided that Losses shall not (i) include any consequential, incidental or punitive damages, or any loss of profits or business or damage to goodwill except to the extent the foregoing constitute direct damages or (ii) be calculated on the basis of a multiplier (other than consequential, incidental or punitive damages or any loss of profits or business or damage to goodwill that are components of judgment awards against Buyer Indemnified Parties, in actions by third parties related to the Covered Matter).
          “Major Customer” shall have the meaning set forth in Section 3.25.
          “Major Vendor” shall have the meaning set forth in Section 3.25.
          “Material Contracts” shall mean those contracts listed in Section 3.12 of the Disclosure Schedule; provided, however, that no Specified Employment Agreement shall be deemed to be a Material Contract.
          “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances that may have an adverse effect on human health or the environment.
          “Non-Cash Estimated Closing Date Working Capital Amount” shall have the meaning set forth in Section 1.3.
          “Non-Compete Period” shall have the meaning set forth in Section 5.16.
          “Parent” shall have the meaning set forth in the opening paragraph.

          “Patent Rights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Permitted Encumbrance” means (a) Encumbrances to secure any Indebtedness of the Company or any Company Subsidiary and that, subject to the occurrence of the transactions contemplated hereby to occur on the Closing Date, will be released at or prior to the Closing Date, (b) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the assets of the Company and the Company Subsidiaries that are material to the operations of the Company and the Company Subsidiaries (taken as a whole), (c) any zoning or other governmentally established restrictions or Encumbrances, (d) Encumbrances arising or resulting from any action taken by Buyer or its Affiliates, and (e) Encumbrances for current Taxes, assessments, levies and other governmental charges not yet due and payable or that may subsequently be paid without penalty.
          “Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
          “Post-Closing Tax Period” shall mean all taxable periods beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
          “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
          “Proceeding” shall have the meaning set forth in Section 8.3(a).
          “Proposed Final Adjustment Amount Due” shall have the meaning set forth in Section 1.4(a).
          “Proposed Final Working Capital Amount” shall have the meaning set forth in Section 1.4(a).
          “Purchase Price” shall have the meaning set forth in Section 1.2.
          “Real Property Leases” shall have the meaning set forth in Section 3.11(a).
          “Registered Intellectual Property Rights” shall have the meaning set forth in Section 3.19(a)(iv).
          “Remaining Disputes” shall have the meaning set forth in Section 1.3(b).
          “Resolution Period” shall have the meaning set forth in Section 1.3(b).
          “Restraints” shall have the meaning set forth in Section 6.1(a).
          “Sale Bonus Schedule” shall have the meaning set forth in Section 5.7(b).
          “Scheduled Matter” shall mean the matter set forth as Item 5 on Section 3.14 of the Disclosure Schedule.

          “Section 338(h)(10) Election” shall have the meaning set forth in Section 5.4(h)(i).
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “SEC” shall mean the United States Securities and Exchange Commission.
          “Seller Indemnified Persons” shall have the meaning set forth in Section 8.1(b).
          “Seller Plan” shall have the meaning set forth in Section 5.7(a).
          “Seller” shall have the meaning set forth in the opening paragraph.
          “Shares” shall have the meaning set forth in the recitals hereto.
          “Special Indemnity Cap” shall have the meaning set forth in Section 8.2(c)(ii).
          “Specified Employment Agreements” shall mean the employment agreements listed in Section 9.1(c) of the Disclosure Schedule.
          “Specified Contracts” shall mean the agreements described in Section 9.1(d) of the Disclosure Schedule.
          “Specified Matters” shall mean, collectively, the Covered Matter, the Scheduled Matter and any breach of the representations and warranties contained in Section 3.12(c).
          “Straddle Period” shall have the meaning set forth in Section 5.4(a).
          “Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).
          “Tax” or “Taxes” shall mean any and all taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any Tax Authority, which taxes shall include, without limiting the generality of the foregoing, those on, or measured by or referred to as income (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding, unemployment compensation, social security, sales, use, excise, environmental, franchise, gross receipts, minimum, occupation, real and personal property, stamp, transfer, withholding, workers’ compensation, capital ad valorem, profits, license, severance, net worth, value added, premium, windfall profits, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

          “Tax Authority” shall mean any competent domestic or foreign national, state, provincial, municipal or other local judicial, legislative, executive, administrative or regulatory authority or any governmental or private body exercising any regulatory or taxing authority responsible for the determination, assessment or collection of Taxes.
          “Tax Return” means any report, return, certificate, form, similar statement or document or other information (including without limitation any related or supporting information or schedule attached thereto and any information, return, amended tax return, claim for refund or declaration of estimated Tax) permitted or required to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws of any Tax Authority relating to any Taxes, a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of the Company Subsidiaries.
          “Technology” shall have the meaning set forth in Section 3.19(a)(v).
          “Termination Date” shall have the meaning set forth in Section 7.1(c).
          “Third-Party Claim” shall have the meaning set forth in Section 8.3(a).
          “Trademark Rights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Trademarks” shall have the meaning set forth in Section 3.19(a)(v).
          “Trade Secret Rights” shall have the meaning set forth in Section 3.19(a)(iii).
          “Transfer Taxes” shall have the meaning set forth in Section 5.4(f).
          “Transferred Employees” shall have the meaning in Section 5.21.
          “Transition Services Agreement” shall mean the transition services agreement attached hereto as Exhibit A.
          “Unaudited Financial Statements” shall mean the unaudited combined condensed balance sheets for the Company and the Company’s consolidated Subsidiaries as at the most recently available quarter together with unaudited combined condensed statements of income and cash flows for the end of the most recently available quarter, together with the notes to the consolidated balance sheets and statements of income and cash flows.
          “U.S.” shall mean the United States of America.
          “U.S. Dollar” or “$” means the lawful currency of the United States of America.
          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          “Working Capital Assets” shall mean all current assets of the Company and the Company Subsidiaries as of the Closing Date, determined in accordance with the methodology specified in Section 1.3 of the Disclosure Schedule and, to the extent not specified therein, in accordance with GAAP on a consistent basis.
          “Working Capital Liabilities” shall mean all current liabilities of the Company and the Company Subsidiaries as of the Closing Date, determined in accordance with the methodology specified in Section 1.3 of the Disclosure Schedule and, to the extent not specified therein, in accordance with GAAP on a consistent basis.
          “Works of Authorship” shall have the meaning set forth in Section 3.19(a)(v).
          Section 9.2 Interpretation. (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
               (b) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”
               (c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
               (d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
               (e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
               (f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
               (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
               (h) All payments and adjustments under this Agreement shall be made in U.S. Dollars.

ARTICLE X
MISCELLANEOUS
          Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Closing shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement, it being understood that all costs and expenses of the Company and the Company Subsidiaries prior to the Closing shall be paid in full by Seller at or prior to the Closing or accrued on the Estimated Adjustment Schedule and taken into consideration in determining the Estimated Closing Date Working Capital Amount.
          Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by Parent and Buyer expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
          Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to Buyer, to:
Insight Enterprises, Inc.
1305 West Auto Drive
Tempe, AZ 85284
Attention: Stanley Laybourne, Chief Financial Officer
Telephone: (480) 350-1142
Telecopy: (480)760-7003
          with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attention: Brian J. McCarthy, Esq.
Telephone: (213) 687-5000
Telecopy: (213) 687-5600
          and if to Parent and Seller, to and in care of :
Level 3 Communications, Inc.
1025 Eldorado Boulevard
Broomfield, CO 80021
Attention: General Counsel
Telephone: (720) 888-1000
Telecopy: (720) 888-5127

          with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: David K. Boston, Esq.
Telephone: (212) 728-8000
Telecopy: (212) 728-8911
          Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.
          Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Transition Services Agreement, the Intellectual Property License Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof and (b) except as expressly provided in Section 5.4 and Article VIII with respect to this Agreement, are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.
          Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.
          Section 10.8 Jurisdiction. To the fullest extent permitted by applicable Law, each party hereto (a) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in the United States District Court in Delaware or any Delaware State court and not in any other State or Federal court in the United States of America or any court in any other country, (b) agrees to submit to the exclusive jurisdiction of such courts located in the state of Delaware for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (d) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3 (Notices) or any other manner as may be permitted by Law shall be valid and sufficient service thereof and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. The preceding sentence shall not limit the jurisdiction of the Accounting Arbitrator as set forth in Section 2.2, although claims may be asserted in such courts described in the preceding sentence for purposes of enforcing the jurisdiction of the Accounting Arbitrator.
          Section 10.9 Extension; Waiver. At any time prior to the Closing Date, either party hereto may extend the time for the performance of any of the obligations or other acts of the other party. Any agreement on the part of a party to any such extension shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. The failure of either party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 10.10 Assignment. (a) This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any right, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign all or any portion of its rights, interests or obligations to one or more Subsidiaries of Buyer, which assignees may thereafter assign any such rights, interests or obligations to one or more Subsidiaries; provided, further, that no such assignment by Buyer or any such subsequent assignment shall relieve Buyer of any of its obligations hereunder.
               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign all or a portion of its rights under Section 5.4 or Article VIII of this Agreement in connection with the direct or indirect sale of the outstanding capital stock or other equity or ownership interest of any of the Company or any of the Company Subsidiaries or the direct or indirect sale of the assets or businesses of any of the Company or any of the Company Subsidiaries; provided, however, that no such assignment by Buyer shall relieve Buyer of any of its obligations under Article VIII.
          Section 10.11 Obligations of Relating to the Company and the Company Subsidiaries.
               (a) Whenever this Agreement requires the Company to take any action at or prior to the Closing, that requirement shall be deemed to include an undertaking on the part of Seller to cause the Company to take that action. Whenever this Agreement requires a Company Subsidiary to take any action at or prior to the Closing, that requirement shall be deemed to include an undertaking on the part of Seller and the Company to cause such Company Subsidiary to take that action.

               (b) Whenever this Agreement requires the Company to take any action after the Closing, that requirement shall be deemed to include an undertaking on the part of Buyer to cause the Company to take that action. Whenever this Agreement requires a Company Subsidiary to take any action after the Closing, that requirement shall be deemed to include an undertaking on the part of Buyer and the Company to cause such Company Subsidiary to take that action.
          Section 10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
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          IN WITNESS WHEREOF, Buyer, Parent and Seller have caused this Stock Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

INSIGHT ENTERPRISES, INC.

By	/s/ Richard A. Fennessy
Name: Richard A. Fennessy
Title: President and CEO

LEVEL 3 COMMUNICATIONS, INC.

By	/s/ Charles C. Miller, III
Name: Charles C. Miller, III
Title: Executive Vice President

TECHNOLOGY SPECTRUM, INC.

By	/s/ Keith R. Coogan
Name: Keith R. Coogan
Title: President